                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              TRAVELOCITY.COM INC.

                                       AT

                              $23.00 NET PER SHARE

                                       BY

                         TRAVELOCITY HOLDINGS SUB INC.

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                           SABRE HOLDINGS CORPORATION
------------------------------------------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, APRIL 5, 2002, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    Sabre Holdings Corporation, through its indirect wholly owned subsidiary Travelocity Holdings Sub Inc., is offering to purchase at a price of $23.00 per share all outstanding shares of common stock of Travelocity.com Inc., on the terms and subject to the conditions specified in this Offer to Purchase and related Letter of Transmittal. Our offer is conditioned on, among other things, the tender of a sufficient number of Travelocity shares such that, after the Travelocity shares are purchased pursuant to the Offer, we would own at least 90% of the outstanding Travelocity common stock on an as-converted basis. Assuming conversion of the Class A common stock of Travelocity and exchange of all our partnership units in Travelocity.com LP for Travelocity shares, we currently own approximately 70% of the outstanding common stock of Travelocity on an as-converted basis. This offer is also subject to certain other conditions described in Section 11, "The Offer--Certain Conditions of the Offer." This offer is not conditioned on Sabre or any of its subsidiaries obtaining any financing or the approval of Travelocity's Board of Directors.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   IMPORTANT

    Any Travelocity stockholder desiring to tender all or any portion of such stockholder's Travelocity shares should, as applicable, (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver to the Depositary (as defined herein) the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Travelocity shares and any other required documents, (2) follow the procedure for book-entry transfer of Travelocity shares set forth in Section 3, "The Offer--Procedure for Tendering Shares," or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to tender shares for such stockholder. A stockholder whose Travelocity shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender Travelocity shares as the registered stockholder.

    A stockholder who desires to tender Travelocity shares and whose certificates for such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Travelocity shares by following the procedure for guaranteed delivery set forth in Section 3, "The Offer--Procedure for Tendering Shares."

    Questions and requests for assistance may be directed to D.F. King &
Co., Inc., the Information Agent for this offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to the brokers, dealers, commercial banks or trust companies holding your shares.

                            ------------------------

              The date of this Offer to Purchase is March 5, 2002.
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                               TABLE OF CONTENTS

SECTION                                                         PAGE
-------                                                       --------
SUMMARY TERM SHEET..........................................      1

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER................      2

INTRODUCTION................................................      6

SPECIAL FACTORS.............................................      9

Background of the Offer.....................................      9
Reasons for and Purpose of the Offer and the Merger; Sabre's
  Plans for Travelocity.....................................     15
Purchaser's and Sabre's Position Regarding the Fairness of
  the Offer and the Merger..................................     16
Report of Goldman Sachs to the Board of Directors of
  Sabre.....................................................     17
Travelocity Financial Projections...........................     22
Certain Travelocity Information.............................     23
Terms and Structure of Sabre's Ownership and Operating
  Relationships with Travelocity............................     23
Operating Relationships.....................................     24
Conduct of Travelocity's Business if the Offer is Not
  Completed.................................................     30

THE OFFER...................................................     31

1.  Terms of the Offer......................................     31
2.  Acceptance for Payment and Payment for Shares...........     32
3.  Procedure for Tendering Shares..........................     33
4.  Rights of Withdrawal....................................     36
5.  Certain Federal Income Tax Consequences of the Offer....     37
6.  Price Range of Shares; Dividends........................     39
7.  Certain Information Concerning Travelocity..............     39
8.  Certain Information Concerning Sabre and Purchaser......     42
9.  Merger; Appraisal Rights; Rule 13e-3....................     43
10. Source and Amount of Funds..............................     44
11. Certain Conditions of the Offer.........................     45
12. Dividends and Distributions.............................     46
13. Certain Legal Matters...................................     47
14. Certain Effects of the Offer............................     49
15. Fees and Expenses.......................................     50
16. Miscellaneous...........................................     51

Schedule A Information Concerning the Directors and
           Executive Officers of Sabre and Purchaser........    A-1

Schedule B Security Ownership of Certain Beneficial Owners
           and Management...................................    B-1

Schedule C Section 262 of the Delaware General Corporate
           Law..............................................    C-1

                               SUMMARY TERM SHEET

    This summary highlights important information from this Offer to Purchase but is intended to be an overview only. We urge you to read carefully the remainder of this Offer to Purchase and the related Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary.

    - Sabre Holdings Corporation, through its indirect wholly owned subsidiary Travelocity Holdings Sub Inc., is offering to buy all of the outstanding shares of common stock of Travelocity. The tender price is $23.00 per share in cash, without interest. See Section 1, "The Offer--Terms of the Offer," beginning on page 31 for a description of the terms of the Offer.

    - If we converted all of the Class A common stock we currently own and exchanged all of our partnership units in Travelocity.com LP for Travelocity shares, we would own approximately 70% of the outstanding Travelocity shares. References in this document to the outstanding Travelocity common stock on an "as-converted basis" means the percentage of Travelocity shares that we would own following our conversion of the Class A common stock and exchange of our Travelocity.com LP partnership units for Travelocity shares.

    - This is a "going private" transaction. If the tender offer is successful and we own at least 90% of the outstanding Travelocity shares on an as-converted basis, we will cause Travelocity Holdings Sub Inc. to merge into Travelocity (the "Merger") and, as a result:

       - Sabre will own all of the equity interests in Travelocity;

       - You will no longer have any interest in Travelocity's future earnings or growth;

       - Travelocity will no longer be a public company; and

       - Travelocity shares will no longer trade on the Nasdaq National Market.

    See Section 14, "The Offer--Certain Effects of the Offer," beginning on page 49.

    - We are not required to complete the tender offer unless a sufficient number of Travelocity shares are tendered such that, after we purchase shares pursuant to the tender offer, we would own at least 90% of the outstanding Travelocity shares on an as-converted basis. We also have the right to waive or reduce the number of Travelocity shares that are required to be tendered in the tender offer, subject to compliance with the applicable sections of the Securities Exchange Act of 1934, as amended. In no event, however, will we purchase Travelocity shares in the tender offer if less than a majority of the outstanding Travelocity shares, excluding shares beneficially owned by us, are tendered in the tender offer.

    - We have commenced the tender offer without obtaining the prior approval of Travelocity's Board of Directors. The offer is not conditioned on the approval of the Travelocity Board of Directors.

    - The offer is not conditioned on Sabre or any of its subsidiaries obtaining any financing.

    - We will pay to those stockholders who do not tender their shares and do not exercise their appraisal rights the same consideration in the Merger as we pay in the tender offer.

    - Stockholders who sell their shares in the offer will receive cash for their shares sooner than stockholders who wait for the Merger to occur. But stockholders who sell their shares in the offer will not be entitled to a judicial appraisal of the fair value of their shares under Delaware law. Any stockholders who do not tender their shares and dissent from the Merger may exercise appraisal rights in accordance with Delaware law. See
      Section 9, "The Offer--Merger; Appraisal Rights; Rule 13e-3," beginning on page 43 for more information on appraisal rights.

                  QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

-  WHO IS OFFERING TO BUY MY SECURITIES?

    Travelocity Holdings Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Sabre Holdings Corporation, is offering to buy your Travelocity shares as described in this document. See Section 8, "The Offer--Certain Information Concerning Sabre and Purchaser," for further information about us.

-  WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are offering to buy all of the Travelocity shares not currently owned by us. For information about the conditions to the offer, see Section 11, "The Offer--Certain Conditions of the Offer."

-  HOW MUCH IS SABRE OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    We are offering to pay $23.00 in cash for each Travelocity share. See
    Section 1, "The Offer--Terms of the Offer," for information about the terms of the offer.

-  WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Section 3, "The Offer--Procedure for Tendering Shares."

-  HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

    If you are a U.S. taxpayer, your receipt of cash for Travelocity shares in the offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the offer and (ii) your adjusted tax basis in the Travelocity shares you sell in the offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long-term capital gain or loss if the shares have been held for more than one year at the time the offer is completed. You are urged to consult your own tax advisor as to the particular tax consequences of the offer to you. See Section 5, "The Offer--Certain Federal Income Tax Consequences of the Offer."

-  DOES SABRE HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Yes. We have the financial resources to pay for all the Travelocity shares with our cash on hand. THE TENDER OFFER IS NOT CONDITIONED ON OUR OBTAINING ANY FINANCING. See Section 10, "The Offer--Source and Amount of Funds."

-  WHAT IS THE MOST SIGNIFICANT CONDITION TO THE OFFER?

    The offer is conditioned on, among other things, satisfaction of the minimum tender condition. The minimum tender condition requires the tender of a sufficient number of Travelocity shares so that, after the purchase of the shares pursuant to the offer, we would own at least 90% of the outstanding Travelocity shares on an as-converted basis (the "Minimum Condition"). See the "Introduction" and Section 11, "The Offer--Certain Conditions of the Offer," for a complete description of all of the conditions to which the offer is subject.

-  WHY IS SABRE MAKING THIS OFFER?

    We have determined that the long-term strategies of Sabre and Travelocity are converging. Taking Travelocity private would support our continuing strategy to deliver value to suppliers and travelers across multiple distribution channels. We believe it makes sense to combine the strengths of both companies to pursue new revenue opportunities while optimizing investment decisions across companies. See "Special Factors--Reasons for and Purpose of the Offer and the Merger; Sabre's Plans for Travelocity."

-  IS THIS OFFER SUPPORTED BY THE TRAVELOCITY BOARD OF DIRECTORS?

    We commenced this offer without obtaining the prior approval of the Travelocity Board of Directors. The completion of the offer is not conditioned on the approval of the Travelocity Board of Directors. Although the Board of Directors of Travelocity has not yet made any recommendation, the special committee comprised of two independent, outside Travelocity directors has publicly announced its belief that the tender offer price is inadequate. Federal securities laws require the Travelocity Board of Directors to advise Travelocity stockholders of its position on this offer within ten business days of the date of this document. See "Introduction."

- WHY IS SABRE NOT SEEKING APPROVAL OF ITS OFFER FROM TRAVELOCITY'S INDEPENDENT DIRECTORS?

    We want to begin to realize the benefits of combining Travelocity and Sabre as soon as possible and believe that making a tender offer directly to Travelocity stockholders will be significantly faster than making a proposal for consideration by Travelocity's independent directors and negotiating a merger agreement with those directors. We believe that the Travelocity stockholders are capable of evaluating the fairness of the offer. We also note that approximately two-thirds of the shares not owned by us would need to be tendered to satisfy the Minimum Condition. We believe that acceptance of the offer by this many Travelocity stockholders would provide meaningful procedural protection that obviates the need for Travelocity board approval. Accordingly, we are not seeking to negotiate our offer with Travelocity. Nonetheless, we are prepared to discuss our tender offer with the independent directors of Travelocity so long as our acquisition of shares is not delayed. We reserve the right to amend the offer if we enter into a merger or other agreement with Travelocity. See "Special Factors--Background of the Offer--Development of the Offer."

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE INITIAL OFFERING PERIOD?

    You may tender your shares under the offer until 12:00 midnight, New York City time, on Friday, April 5, 2002, which is the scheduled expiration date of the offering period, unless we decide to extend the offering period or provide a subsequent offering period. See Section 3, "The Offer--Procedure for Tendering Shares," for information about tendering your shares.

-  CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS
   EXTENDED?

    Yes, we may elect to extend the offer. We can do so by issuing a press release no later than 9:00 a.m., New York City time, on the next business day following the scheduled expiration date of the offer. The press release would state the approximate number of shares tendered as of that time and would announce the extended expiration date. See Section 1 of this document, "The Offer--Terms of the Offer," for information about extension of the offer.

-  WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

    Following our purchase of all shares tendered during the offering period, we may elect to provide a subsequent offering period of at least three business days, during which time stockholders whose shares have not been accepted for payment may tender their shares and receive the offer consideration. Tenders during any subsequent offering period may not be withdrawn for any reason. We are not permitted under the federal securities laws to provide a subsequent offering period of more than twenty business days. See Sections 1 and 4, "The Offer--Terms of the Offer," and "The Offer--Rights of Withdrawal," respectively, for more information concerning any subsequent offering period.

-  HOW DO I TENDER MY SHARES?

    If you hold the certificates for your shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your shares for you in "street name" you must instruct your broker to tender your shares on your behalf. In any case, the Depositary must receive all required documents before the expiration date of the offer, which is Friday, April 5, 2002, unless extended. If you cannot comply with any of these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See Section 3, "The Offer--Procedure for Tendering Shares," for more information on the procedures for tendering your shares.

-  UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    The tender of your shares may be withdrawn at any time before the expiration date of the offer. There will be no withdrawal rights during any subsequent offering period. See Section 4, "The Offer--Rights of Withdrawal," for more information.

-  HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You (or your broker if your shares are held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the stockholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. For complete information about the procedures for withdrawing your previously tendered shares, see
    Section 4, "The Offer--Rights of Withdrawal."

- IF SABRE CONSUMMATES THE TENDER OFFER, WHAT ARE ITS PLANS WITH RESPECT TO ALL THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

    If the tender offer is successful and we own at least 90% of the outstanding Travelocity shares on an as-converted basis, we will cause Travelocity Holdings Sub Inc. to merge into Travelocity (the "Merger") and pay to the Travelocity stockholders who have not tendered their shares the same consideration we paid for shares in the tender offer. Travelocity stockholders who do not tender their shares in the offer will have a right to dissent and demand an appraisal of the fair value of their shares under Delaware law. If the Minimum Condition is not satisfied, we do not presently intend to acquire any shares.

-  WHEN DOES SABRE EXPECT TO COMPLETE THE OFFER AND THE MERGER?

    We hope to complete the offer on Friday, April 5, 2002, the initial scheduled expiration date. However, we may extend the offer if the conditions to the offer have not been satisfied at the scheduled expiration date or if we are required to extend the offer by the rules of the SEC. We expect to complete the Merger shortly after completion of the offer.

-  WILL I HAVE THE RIGHT TO HAVE MY TRAVELOCITY SHARES APPRAISED?

    If you tender your Travelocity shares in the offer, you will not be entitled to exercise statutory appraisal rights under Delaware law. If you do not tender your shares in the offer and the Merger occurs, you will have a statutory right to demand payment of the judicially appraised fair value of your Travelocity shares plus a fair rate of interest, if any, from the date of the Merger. The appraised value may be more than, less than or the same as the cash consideration we pay in the offer and the Merger. See
    Section 9, "The Offer--Merger; Appraisal Rights; Rule 13e-3."

-  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If you do not tender in the offer and the Merger occurs, you will receive the same consideration as paid in the tender offer, subject to your right to dissent and demand an appraisal of the fair value of your shares under Delaware law. If you exercise your appraisal rights, you will not receive the Merger consideration unless you waive or effectively lose your appraisal rights.

    If the Merger does not occur, our purchase of shares will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares. These events could adversely affect the liquidity and trading price of the remaining shares held by the public. The shares may no longer be quoted on the Nasdaq National Market. Also, Travelocity may no longer be required to make filings with the SEC or comply with the SEC's rules relating to publicly held companies. See Section 14, "The Offer--Certain Effects of the Offer," for complete information about the effect of the offer on your shares.

-  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On Friday, February 15, 2002, the last full trading day prior to the public announcement of our intention to commence the offer, the reported closing price on the Nasdaq National Market was $19.20 per share. You should obtain a recent market quotation for shares of the common stock of Travelocity in deciding whether to tender your shares. See Section 6, "The Offer--Price Range of Shares; Dividends," for recent high and low sales prices for the Shares.

-  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    If you have questions or you need assistance you should contact the Information Agent at the following address and telephone number:

       D.F. King & Co., Inc.
       77 Water Street
       New York, New York 10005
       Toll Free: (888) 414-5566
       Banks and Brokers may call collect: (212) 269-5550

TO THE HOLDERS OF COMMON STOCK OF
TRAVELOCITY.COM INC.:

                                  INTRODUCTION

    Travelocity Holdings Sub Inc. ("Purchaser"), an indirect wholly owned subsidiary of Sabre Holdings Corporation ("Sabre"), is offering to purchase all of the outstanding shares of common stock, par value $.001 per share (the "Shares"), of Travelocity.com Inc. ("Travelocity") at a purchase price of $23.00 per Share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The per share offer price represents a 19.8% premium to the closing price of Travelocity common stock on February 15, 2002, the last full trading day before the public announcement of Sabre's intention to commence the Offer.

    If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Stockholders who hold their Shares through bankers or brokers should check with such institutions as to whether they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 30% of the gross proceeds payable to you. We will pay all charges and expenses of The Bank of New York, as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer.

    OUR OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE TENDER OF A SUFFICIENT NUMBER OF SHARES SUCH THAT, AFTER THE SHARES ARE PURCHASED PURSUANT TO THE OFFER, WE WOULD OWN AT LEAST 90% OF THE OUTSTANDING SHARES ON AN AS-CONVERTED BASIS (THE "MINIMUM CONDITION"). WE RESERVE THE RIGHT TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE A SMALLER NUMBER OF SHARES, SUBJECT TO COMPLIANCE WITH THE APPLICABLE SECTIONS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). WE HAVE NO CURRENT EXPECTATION THAT WE WOULD SEEK TO EXERCISE THIS RIGHT. IN NO EVENT, HOWEVER, WILL WE PURCHASE SHARES IN THE OFFER IF LESS THAN A MAJORITY OF THE OUTSTANDING SHARES, EXCLUDING THE SHARES BENEFICIALLY OWNED BY US, ARE VALIDLY TENDERED AND NOT WITHDRAWN. OUR OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 1, "THE OFFER--TERMS OF THE OFFER," AND SECTION 11, "THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

    The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in Travelocity. If the Offer is successful and we own at least 90% of the outstanding Shares on an as-converted basis, we will cause Purchaser to merge with Travelocity through a short-form merger (the "Merger"). In the Merger, each outstanding Share that is not owned by us (other than Shares held by Travelocity stockholders who dissent from the Merger and perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive the same consideration paid in the Offer, without interest. See
Section 9, "The Offer--Merger; Appraisal Rights; Rule 13e-3." Under the DGCL, if we own at least 90% of the outstanding Shares, we can consummate the Merger without a vote of or prior notice to the Travelocity stockholders or Board of Directors. See Section 9, "The Offer--Merger; Appraisal Rights; Rule 13e-3." As a result of the Offer and the Merger, Travelocity would become a wholly owned subsidiary of Sabre and the Shares would no longer trade publicly on any stock exchange.

    We have not asked the Travelocity Board of Directors to approve the Offer or the Merger. The Travelocity Board must file with the Securities and Exchange Commission (the "SEC") and provide to the Travelocity stockholders a "Solicitation/Recommendation Statement on Schedule 14D-9" within ten business days from the date of this document. The Travelocity Board of Directors appointed a special committee of independent directors authorized to consider and recommend the actions the full

Travelocity Board of Directors should take in connection with the Offer, including a recommendation with respect to the position that the full Travelocity Board should take in connection with the Schedule 14D-9. The special committee has publicly announced its belief that the Offer price is inadequate. We encourage you to review carefully the Schedule 14D-9 when it becomes available.

    As of the date hereof, Sabre and its wholly owned subsidiaries own all of the 33,000,000 shares of Class A common stock of Travelocity, 30,000,000 partnership units (the "Units") in Travelocity.com LP (the "Partnership") and 2,033,970 Shares. Assuming conversion of the Class A common stock and the exchange of Sabre's Units into Shares, Sabre would own an additional 33,000,000 Shares which, when combined with the 2,033,970 Shares already owned by Sabre, would represent approximately 70% of the outstanding Shares (excluding options that are currently exercisable into Shares). The 33,000,000 shares of Class A common stock of Travelocity and the Shares generally vote together as a single class. Because each share of Class A common stock and Travelocity common stock is entitled to one vote, Sabre holds approximately 70% of the voting power of Travelocity.

    According to information provided by Travelocity to Sabre, there are approximately 17,051,811 Shares outstanding as of January 31, 2002 and approximately 1,280,304 Shares subject to issuance at $23.00 or less under Travelocity's stock option and incentive plans as of April 2002. Based on the foregoing, and assuming conversion of the Class A common stock and exchange of Sabre's Units, we believe that there would be approximately 51,332,115 Shares outstanding (treating as outstanding Shares issuable upon the exercise of options at $23.00 or less). Because Sabre would own 35,033,970 Shares on an as-converted basis, we believe that at least 11,164,934 Shares must be tendered to satisfy the Minimum Condition.

    This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding our intent, belief or current expectations of, including statements concerning our plans with respect to, the acquisition of all of the Shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

    - general economic, capital market and business conditions;

    - terrorist attacks on the United States or international targets;

    - changes in government regulation;

    - the risks and uncertainties described in Travelocity's and Sabre's filings with the SEC under the Exchange Act;

    - changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations;

    - competitive factors in the industries in which Travelocity and Sabre operate; and

    - the ability to execute fully our business strategy after taking Travelocity private.

    The information contained in this Offer to Purchase concerning Travelocity was obtained from publicly available sources or made available by Travelocity to Sabre. We do not take any responsibility for the accuracy of such information.

    THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN SECTION 11, "THE OFFER--CERTAIN CONDITIONS OF THE OFFER." THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 5, 2002, UNLESS WE EXTEND IT.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

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                                SPECIAL FACTORS

BACKGROUND OF THE OFFER

SABRE'S INVESTMENT IN TRAVELOCITY

    Sabre has offered consumer-direct online travel services since 1985. In January 1995, Sabre established a separate business unit for this business. The website for the Travelocity business unit was launched in March 1996. In 1999, Sabre created a new company named Travelocity.com Inc. that combined Sabre's Travelocity.com business unit with the online travel business of Preview Travel, Inc. ("Preview Travel").

    In March 2000, Sabre completed the merger of Travelocity and Preview Travel (the "Preview Merger") combining the Travelocity business unit and Preview Travel in a holding company/partnership structure and Travelocity common stock began trading on the Nasdaq National Market under the symbol "TVLY".

    Travelocity is a holding company whose sole assets consist of an approximate 40% partnership interest in Travelocity.com LP. Travelocity.com LP owns the combined online travel businesses formerly conducted by the Travelocity business unit and Preview Travel. Sabre and its subsidiaries own the remaining partnership interest in Travelocity.com LP. For further information regarding the organizational and operating structure of Travelocity, see "Special Factors--Terms and Structure of Sabre's Ownership and Operating Relationships with Travelocity--Holding Company/Partnership Structure."

DEVELOPMENT OF THE OFFER

    Since the time of the Preview Merger, there have been significant changes in the travel industry and changes in the business strategies of both Sabre and Travelocity. These changes, as further described under "Special Factors--Reasons for and Purpose of the Offer and the Merger; Sabre's Plans for Travelocity," caused Sabre to re-evaluate the benefits of continuing to own a majority interest in Travelocity while it is a publicly traded company.

    Starting in the spring of 2001, Sabre management began to examine strategic alternatives with respect to Sabre's ownership interest in Travelocity, such as the purchase by Sabre of the Shares it did not already own, a business combination involving Travelocity and various other online travel businesses, a sale of Travelocity to a strategic party or the continuation of Sabre's ownership interest in Travelocity at current levels. In the wake of the September 11, 2001 terrorist attacks on New York and Washington, D.C. and the ensuing impact on the travel industry in general, Sabre management postponed further consideration of its equity interest in Travelocity until a time when the impact of those events on the businesses of Sabre and Travelocity could be better determined.

    In January 2002, Sabre renewed its examination of Travelocity. Following internal discussions and discussions with its financial advisor, Goldman, Sachs & Co. ("Goldman Sachs"), and its outside legal counsel, Latham & Watkins, Sabre concluded that the benefits of taking Travelocity private were greater than the benefits that would result from any of the other alternatives that Sabre had been considering. Sabre's senior management further concluded that the acquisition of the Shares from the Travelocity public stockholders would be in the best interests of Sabre and its stockholders. See "Special Factors--Reasons for and Purpose of the Offer and the Merger; Sabre's Plans for Travelocity" for details regarding Sabre's reasons for the Offer and the Merger.

    On February 15, 2002, the Sabre Board of Directors met to consider the Offer. The Sabre Board received presentations from senior management, Goldman Sachs and Latham & Watkins and discussed the Offer and related matters extensively, but took no formal action with respect to the Offer.

    On February 16, 2002, William J. Hannigan, Sabre's Chairman and Chief Executive Officer, made separate telephone calls to Terrell B. Jones, Travelocity's President and Chief Executive Officer, and F. William Conner, a member of the Travelocity Board of Directors and Chairman of its governance committee (which oversees and advises on the policies, practices and procedures relating to the business and financial relationship between Sabre and Travelocity). In each of those phone conversations, Mr. Hannigan said that a Sabre Board of Directors meeting was scheduled for Monday, February 18, 2002 to consider a going private proposal whereby Sabre would make a cash tender offer to acquire all of the Shares not already owned by Sabre. Mr. Hannigan also informed them that, if the Sabre Board approved the proposal, he would send a formal letter outlining the proposal to the Travelocity Board on Monday, February 18 and that Sabre would publicly announce the going private proposal before the opening of the stock markets on Tuesday, February 19. Mr. Hannigan also said Sabre believed that it would be desirable for the independent directors of Travelocity to be constituted as a special committee to respond to any proposal made by Sabre, and that it would be appropriate for the special committee to hire independent legal and financial advisors. Mr. Hannigan concluded each conversation by stating that Sabre wanted Travelocity and the Travelocity Board to be able to continue business in the ordinary course, including various on-going commercial and strategic discussions with Sabre, notwithstanding any Sabre proposal.

    On February 17, 2002, Mr. Jones and Andrew B. Steinberg, Executive Vice President, Administration, General Counsel and Corporate Secretary of Travelocity, called Mr. Hannigan to discuss the timing of the going private proposal that Sabre was considering. In this conversation, Mr. Jones and Mr. Steinberg asked if Sabre had considered engaging in discussions with the Travelocity independent directors before making any public announcement of a proposal. Mr. Hannigan expressed his view that Sabre would probably follow the schedule that had been described.

    On February 18, 2002, David A. Schwarte, Executive Vice President and General Counsel of Sabre, and Charles M. Nathan, a partner at Latham & Watkins, called Mr. Steinberg and R. Bruce LaBoon, a partner of Locke, Liddell & Sapp LLP, to discuss general procedural matters relating to a planned meeting of the Travelocity Board of Directors to consider the Sabre proposal. They also discussed the potential reactions suppliers and business partners of Travelocity might have to Sabre's going private proposal.

    Later on February 18, 2002, the Board of Directors of Sabre unanimously approved the Offer and the Merger and authorized Sabre management to send a letter that evening to the Board of Directors of Travelocity and to announce publicly on February 19, 2002, Sabre's intention to commence the Offer. On the evening of February 18, 2002, Mr. Hannigan delivered the following letter to the Travelocity Board of Directors:

    February 18, 2002
    The Board of Directors
    Travelocity.com Inc.
    15100 Trinity Blvd.
    Fort Worth, Texas 76155

    Ladies and Gentlemen:

    It has become clear that the long-term strategies of Sabre and Travelocity are converging. We believe that this transaction would serve the best interests of our collective shareholders, employees and business partners, and achieve our vision of serving travelers across multiple channels. Accordingly, we are pleased to advise you that Sabre intends to commence a cash tender offer for all of the outstanding shares of common stock of Travelocity not owned by Sabre or its affiliates at a purchase price of $23.00 per share in cash. This tender offer price would represent a 19.8% premium over Friday's closing price of $19.20.

    The tender offer will be conditioned on the tender of a number of shares sufficient to bring Sabre's ownership interest in Travelocity common stock to 90% (assuming conversion of Sabre's Class A common stock), but will not be subject to any financing contingency. We anticipate acquiring any shares not purchased in the tender offer through a short-form merger, at the same cash price per share as the tender offer.

    We believe that the transaction will deliver greater value to suppliers and travelers across multiple channels. Sabre believes it makes sense to combine the strengths of both companies to pursue new revenue opportunities, while optimizing investment decisions across companies.

    Through this offer, it is our intention that Travelocity will become a wholly-owned Sabre company. There are no plans to change the Travelocity executive team, strategic direction or brand.

    In order to promptly and fully realize these strategic benefits, we wish to complete the acquisition of the public Travelocity shares as quickly as possible. We believe it would be desirable for the three independent directors of Travelocity to be constituted as a special committee to respond to our proposal on behalf of Travelocity's public shareholders, and our representatives on the Travelocity Board will vote in favor of that delegation of authority. We also encourage the special committee to retain legal and financial advisors to assist it in its review. Sabre would also welcome the opportunity to present its proposal to the special committee. Our current intention is to launch the tender offer on or soon after March 5.

    We are hopeful that by proceeding with a tender offer Sabre will be able to complete its acquisition of the public Travelocity shares quickly and thereby enable Travelocity's shareholders to receive payment for their shares earlier than would be the case if we sought to negotiate a merger agreement. Therefore, we do not intend to seek a conventional long-form merger, but rather will utilize a short-form merger procedure assuming we attain requisite share ownership.

    A copy of the press release announcing our intentions to commence a tender offer is attached for your information. We expect to issue the press release tomorrow.

    Jim Murphy will head the Sabre business team on this transaction and Jim Brashear will lead our legal team. They may be reached at (682) 605-1753 and
(682) 605-1551, respectively. If you have any questions concerning our offer, please contact them.

                                          Very truly yours,

                                          William J. Hannigan
                                          Chairman, Chief Executive Officer and
                                          President

    Later in the evening on February 18, 2002, the Travelocity Board of Directors met and voted to establish a special committee comprised of independent directors F. William Conner and Kathy Misunas (the "Special Committee"). The Special Committee was authorized to consider and recommend the actions that the full Travelocity Board of Directors should take in connection with the proposal made by Sabre. The Special Committee was also authorized to retain independent legal and financial advisors. The Special Committee subsequently retained Salomon Smith Barney Inc. ("Salomon Smith Barney") as its financial advisor and Locke, Liddell & Sapp LLP as its legal counsel.

    On the morning of February 19, 2002, Sabre issued a press release announcing its intention to commence the tender offer on or soon after March 5, 2002.

    On February 19, 2002, the Special Committee sent a letter to Sabre expressing its interest in working with Sabre to structure a transaction providing the minority stockholders of Travelocity with the best opportunity to maximize the value of their Shares. In the letter, the Special Committee asked if Sabre would be interested in exploring alternatives to Sabre's going private proposal, such as the sale of some or all of Sabre's interest in Travelocity to a third party. Responding to the Special Committee in a letter dated
February 20, 2002, Sabre stated that, regardless of the outcome of the Offer, Sabre had no intention of selling any of its equity interest in Travelocity and that Sabre remained committed to its proposal to acquire 100% of the equity interest in Travelocity in order to achieve its strategic vision of better serving travelers across multiple channels.

    On February 19, 2002, Mr. Hannigan met with Mr. Jones and other members of Travelocity management to discuss the reactions of Travelocity's suppliers to the going private proposal and Sabre's general intentions with respect to Travelocity employees and Travelocity's stock option and incentive plans.
Mr. Hannigan informed the Travelocity managers that Travelocity's position as a Sabre company was not expected to change following the successful completion of the tender offer. He also said that Travelocity's business goals would remain the same, as would its brand, culture and values. With respect to employee matters, Mr. Hannigan said that Sabre intended to maintain Travelocity employee levels and Travelocity compensation plans and to assume existing employee stock options. Mr. Hannigan stated that any future changes relating to Travelocity employees would be the result of decisions made by Travelocity's management in the ordinary course of business.

    On February 19, 2002, a representative of Goldman Sachs, on behalf of Sabre, contacted a representative of Salomon Smith Barney, to discuss certain preliminary matters. During this conversation, the representative of Salomon Smith Barney expressed his desire to discuss with Sabre and its advisors certain issues raised by Sabre's going private proposal. The representative of Goldman Sachs indicated that Sabre was prepared to explain its proposal to the Special Committee and desired to conduct certain due diligence on Travelocity. The representative of Goldman Sachs and the representative of Salomon Smith Barney agreed that the parties should meet during the week of February 25, 2002.

    Between February 19 and February 25, 2002, Michael Haefner, Senior Vice President of Human Resources for Sabre Inc., and Susan Carmichael, Senior Vice President of Human Resources for Travelocity, had discussions regarding the terms of Travelocity's employee stock option and benefit plans and other Travelocity benefit and compensation matters. In these conversations, Ms. Carmichael agreed to provide Sabre with copies of certain compensation and option plans and agreements that would help Sabre better understand the benefit arrangements at Travelocity. Ms. Carmichael also indicated that Travelocity management requested more detail about Sabre's intentions with respect to the Travelocity employees if the proposed tender offer were successful. In response, Mr. Haefner explained that Sabre sought to minimize disruption to the Travelocity employees and would work with Ms. Carmichael to provide greater clarification of Sabre's intentions. Mr. Haefner also confirmed that Sabre would assume all existing Travelocity employee stock options and retain the same vesting schedules, terms and conditions that currently govern those options. He also confirmed that Travelocity's compensation plans would remain in place during 2002 and would be reviewed in 2003 in a manner similar to the way such plans are currently reviewed at Travelocity.

    On February 20, 2002, Mr. Jones and Jeffery M. Jackson, Executive Vice President, Chief Financial Officer and Treasurer of Sabre, discussed by telephone Sabre's offer to provide a loan to Travelocity in the amount of approximately $40 million for the purpose of funding the purchase price of a proposed acquisition by Travelocity. Mr. Jackson said Sabre would deliver to Travelocity draft documentation evidencing the loan.

    On February 21, 2002, a representative of Goldman Sachs, on behalf of Sabre, and a representative of Salomon Smith Barney, on behalf of Travelocity, had a telephone discussion regarding the scheduling of a meeting between the Special Committee and representatives of Sabre. In this conversation, the representative of Salomon Smith Barney informed the representative of Goldman Sachs that Travelocity was not prepared to allow Sabre to conduct due diligence on Travelocity.

    Between February 22 and February 27, 2002, James F. Brashear, Corporate Secretary for Sabre, and Mr. Steinberg had various telephone discussions about Sabre obtaining access to the Travelocity stockholders list and certain other related matters. In these conversations, Mr. Steinberg recommended that Sabre deliver a formal request for a stockholders list. On February 25, 2001, Mr. Brashear delivered such a formal request letter to Travelocity in accordance with Delaware law.

    On February 24, 2002, Mr. Brashear and Mr. Steinberg discussed by phone whether and how the announcement of the Offer might affect on-going coordination between Sabre and Travelocity in ordinary course of business commercial matters and in certain strategic initiatives, including the evaluation of possible acquisition opportunities. Mr. Steinberg and Mr. Brashear determined to seek the recommendation of the Special Committee, based on the advice of its counsel, and to proceed on the basis of that recommendation and advice. See "Special Factors--Operating Relationships--Certain Matters Relating to Acquisitions by Sabre and Travelocity."

    On February 25, 2002, a representative of Goldman Sachs, on behalf of Sabre, and a representative of Salomon Smith Barney, on behalf of Travelocity, had a telephone conversation about Sabre's perspective on the Offer price for the Shares of Travelocity. The representative of Goldman Sachs described to the representative of Salomon Smith Barney portions of the preliminary report Goldman Sachs delivered to the Sabre Board of Directors in connection with Sabre's consideration of the Offer. The representative of Salomon Smith Barney and the representative of Goldman Sachs also discussed the financial performance of Travelocity.

    On February 25, 2002, Mr. Nathan and Mr. LaBoon had a telephone conversation regarding the conduct of ordinary course business matters between Sabre and Travelocity and the coordination of on-going strategic initiatives involving both parties. As a separate matter, Mr. Nathan reiterated Sabre's desire to perform certain due diligence on Travelocity. In response, Mr. LaBoon agreed to review a due diligence request list from Sabre. Subsequently, Goldman Sachs, on behalf of Sabre, sent a due diligence request list to a representative of Salomon Smith Barney.

    On February 26, 2002, Mr. Haefner had a telephone conversation with
Mr. Steinberg concerning Sabre's intentions relating to employee stock programs, benefits and employment levels. Mr. Haefner reiterated that Sabre would assume all employee stock options and that Sabre expected employment levels and employee benefits to remain unchanged. Mr. Haefner stated that any future changes relating to Travelocity employees would be the result of decisions made by Travelocity's management in the ordinary course of business.

    On February 26, 2002, James E. Murphy, Senior Vice President of Corporate Development and Treasurer of Sabre Inc., and Mr. Jones discussed by telephone Sabre's offer, previously communicated, to provide a loan of approximately $40 million to Travelocity for the purpose of funding the purchase price of a proposed acquisition by Travelocity. Subsequently, on March 4, 2002, Sabre delivered to Travelocity draft documentation to evidence the loan.

    On February 27, 2002, the Special Committee, together with representatives of Salomon Smith Barney, met with Mr. Murphy and representatives of Goldman Sachs. During this meeting, the Sabre participants and the Special Committee participants described their views of Travelocity's value. Goldman Sachs, on behalf of Sabre, presented to Salomon Smith Barney and the Special Committee portions of the preliminary financial analyses that Goldman Sachs had presented to the Sabre Board of Directors and other preliminary materials that summarize Sabre's observations regarding the Offer.

    In particular, Goldman Sachs cited several factors Sabre used in determining the Offer price for the Shares, including (i) the recent relative financial underperformance of Travelocity relative to a key competitor, Expedia, Inc. ("Expedia"), (ii) Travelocity's lagging merchant model position relative to competitors, (iii) the size of average discounts on a calendar year 2002 price to taxed earnings per share basis at which the Shares traded relative to those of Expedia over several recent relevant time periods, and the implications of these discounts for the implied value of the Shares and (iv) premiums paid by majority or controlling shareholders in buy-in transactions from 1995 to 2002. Salomon Smith Barney, at the request of the Special Committee, presented valuation observations to Sabre and Goldman Sachs.

    In particular, Salomon Smith Barney expressed the belief, based on three valuation methodologies, that the value of the Shares ranges from $30 to $55. The first methodology applied selected Expedia trading multiples to projected 2002 and 2003 Travelocity metrics, with each of the results discounted by ten percent. The second methodology applied premiums paid by majority or controlling shareholders in buy-in transactions from 1999 to 2002. The third methodology relied on pro forma analyses, including various levels of hypothetical synergies, in calculating the maximum price Sabre could hypothetically pay per Share in a going private transaction without diluting its earnings. Salomon Smith Barney did not present the assumptions used to calculate the Travelocity projections relied on in its valuation analyses. During the meeting, the parties also discussed Sabre's intention to launch the proposed tender offer on or soon after March 5, 2002.

    On February 28, 2002, a representative of Goldman Sachs, on behalf of Sabre, and a representative of Salomon Smith Barney, on behalf of Travelocity, had a telephone conversation to discuss certain follow-up matters relating to the February 27 meeting. The representative of Goldman Sachs expressed Sabre's willingness to continue discussing with the Special Committee the circumstances under which the Special Committee would be prepared to recommend the proposed tender offer. However, the representative of Goldman Sachs suggested that, based on the discussions at the February 27 meeting, Sabre did not believe that such discussions would be productive at that time. The representative of Goldman Sachs confirmed that Sabre expected to commence the proposed tender offer as planned.

    On March 1, 2002, Mr. Nathan called Mr. LaBoon to discuss certain matters relating to the February 27 meeting. Mr. Nathan and Mr. LaBoon discussed generally the same matters that the representative of Goldman Sachs and the representative of Salomon Smith Barney discussed in their February 28, 2002 telephone conversation.

    On March 1, 2002, a representative of Salomon Smith Barney, on behalf of Travelocity, telephoned a representative of Goldman Sachs and informed him that the Special Committee had met and had also reached the conclusion that further discussions regarding the circumstances under which the Special Committee would support the proposed tender offer would not be fruitful in the near term.

    On March 4, 2002, Mr. Nathan and Mr. LaBoon discussed general procedural matters relating to the planned meeting of the Travelocity Board of Directors to consider Sabre's proposed tender offer.

    On March 4, 2002, a representative of Goldman Sachs received a letter from the Special Committee declining Sabre's request to conduct due diligence in light of the unilateral nature of the proposed tender offer and the fact that there were no pending negotiations between the parties to reach a mutually acceptable price.

    In the evening on March 4, 2002, the Travelocity Board of Directors met to receive the Special Committee's initial report regarding Sabre's proposed tender offer. At this meeting, representatives of Salomon Smith Barney presented a report concluding that a $23.00 per share tender offer price is inadequate. Salomon Smith Barney presented valuation observations that included analyses and information similar to the analyses and information presented at the February 27 meeting between the Special Committee and Sabre. The Special Committee then presented its report regarding Sabre's proposed tender offer to the Travelocity Board which concluded that, if Sabre commenced a tender offer at a price of $23.00 per share, such price would be inadequate. Representatives of Sabre did not participate in the discussion of the reports of Salomon Smith Barney or the Special Committee. The

Travelocity Board of Directors, with the five Sabre representatives and Mr. Jones abstaining, approved the Special Committee's report.

    On March 5, 2002, the Offer was commenced.

REASONS FOR AND PURPOSE OF THE OFFER AND THE MERGER; SABRE'S PLANS FOR
  TRAVELOCITY

    We have determined that the long-term strategies of Sabre and Travelocity are converging. Sabre's strategy is to deliver value to suppliers and travelers across multiple distribution channels, as Travelocity does for the online leisure channel. Because the travel industry is rapidly evolving, we believe it makes sense to combine the strengths of both companies to pursue new revenue opportunities while optimizing investment decisions across companies.

    We believe that by making Travelocity a wholly owned subsidiary, we will have greater operating flexibility to make Travelocity an integral component of our strategy to focus on serving the traveler and delivering value to suppliers. The important position of Travelocity within our strategic plans has been complicated by the constraints and additional costs related to the operation of Sabre and Travelocity as separate companies with independent stockholder bases, including the costs associated with the procedural and compliance requirements of a public company. Monitoring and resolving potential conflicts of interest between Sabre and Travelocity, whether in connection with inter-company agreements, corporate opportunities, customer and supplier relationships or otherwise, within the Travelocity operational structure has affected our ability to implement our business strategies in a manner that is most favorable to Sabre and its customers and suppliers. See "Special Factors--Terms and Structure of Sabre's Ownership and Operating Relationships with Travelocity." Making Travelocity a wholly owned subsidiary of Sabre will reduce these complications and costs and allow us to execute our strategy more efficiently and to meet customer and supplier needs more effectively.

    The purpose of the Offer and the Merger is for Sabre to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interests in Travelocity not owned by Sabre and its subsidiaries.

    If the Offer is successful and we obtain at least 90% of the outstanding Shares on an as-converted basis, we will effect the Merger. As a result of the Offer and the Merger, Travelocity would become a wholly owned subsidiary of Sabre and the Shares would no longer trade publicly on any stock exchange.

    If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by Sabre and its subsidiaries of the outstanding Shares should fall below 90% on an as-converted basis due to the exercise of outstanding options to acquire Shares or for any other reason, Purchaser may decide to acquire additional Shares in the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer price.

    Following completion of the Offer and the Merger, we will cause the Shares to be delisted from the Nasdaq National Market and Travelocity will be a privately held corporation. Accordingly, current stockholders who are not affiliated with us will not have the opportunity to participate in the earnings and growth of Travelocity and will not have any right to vote on corporate matters. Similarly, after completion of the Merger, former stockholders will not face the risk of losses resulting from Travelocity's operations or from any decline in the value of Travelocity.

    Except as otherwise described in this Offer to Purchase, Sabre has no current plans or proposals or negotiations which relate to or would result in:
(i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving Travelocity; (ii) any purchase, sale or transfer of a material amount of assets of Travelocity; (iii) any material change in Travelocity's present dividend rate or policy; (iv) any change in the management of Travelocity (other than Sabre's intention to appoint a board of directors comprised solely of members of Travelocity's and Sabre's management after the Merger) or any change in any material term of the employment contract of any executive officer; or (v) any other material change in Travelocity's corporate structure or business. We expressly reserve the right to change our business plans with respect to Travelocity based on future developments.

PURCHASER'S AND SABRE'S POSITION REGARDING THE FAIRNESS OF THE OFFER AND THE
  MERGER

    We believe the Offer and the Merger are both financially and procedurally fair to Travelocity's stockholders who are not affiliated with Purchaser and Sabre. We base our belief on our observations of the following factors, each of which, in our judgment, supports our views as to the fairness of the Offer and the Merger.

    - The $23.00 per Share cash consideration payable in the Offer represents a 19.8% premium to the closing price on February 15, 2002, the last trading day prior to public announcement of the Offer.

    - We believe that the Travelocity stockholders are capable of evaluating the fairness of the Offer.

    - The Offer is conditioned on the tender of at least a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, we would own at least 90% of the outstanding Travelocity common stock on an as-converted basis. Accordingly, approximately two-thirds of the Shares not owned by us would need to be tendered to satisfy the Minimum Condition. Acceptance of the Offer by this many Travelocity stockholders would provide meaningful procedural protection for Travelocity stockholders.

    - Travelocity stockholders who elect not to tender their Shares in the Offer will receive the same consideration in the Merger that we pay in the Offer, subject to their right to dissent from the Merger and demand an appraisal of the fair value of their Shares under the DGCL.

    - The report of Goldman Sachs to the Sabre Board of Directors on
      February 15, 2002 regarding the potential purchase by Sabre of the publicly held Shares, including (i) the financial comparison of Travelocity and Expedia (a key competitor of Travelocity), (ii) the trading prices and volumes of Travelocity common stock over various periods between March 8, 2000 and February 14, 2002, (iii) the relative price-to-taxed earning per share ("EPS") multiples at which Travelocity common stock has traded in the recent past compared to those of Expedia,
      (iv) various public market valuation metrics for Travelocity, Hotel Reservation Network, Inc., priceline.com Incorporated and Expedia, and
      (v) summary statistics for previously completed minority buy-in transactions between January 1, 1995 and February 14, 2002. See "Special Factors--Report of Goldman Sachs to the Board of Directors of Sabre."

    - We believe that each of the foregoing observations is relevant to all of the Travelocity stockholders who are not affiliated with us.

    We determined that the following factors were not relevant indicators of the value of the Shares:

    - book value ($13.46 per Share as of September 30, 2001), which we do not believe has any meaningful relation to the economic value of the Shares, particularly because a majority of Travelocity's assets are intangible assets;

    - liquidation value, which we do not believe to be relevant because substantial value results from continuing Travelocity as a going concern and any liquidation would destroy that value; and

    - other recent firm offers for Travelocity, of which we are aware of none.

    The foregoing discussion of the information and factors considered by us is not intended to be exhaustive but includes all material factors we considered. In view of the variety of factors considered in connection with our evaluation of the Offer and the Merger, we did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching our determination and recommendation.

    Our view as to the fairness of the Offer and the Merger should not be construed as a recommendation as to whether or not you should tender your Shares.

REPORT OF GOLDMAN SACHS TO THE BOARD OF DIRECTORS OF SABRE

    Goldman Sachs, in its role as financial advisor to Sabre, has advised Sabre regarding its strategic alternatives with respect to its investment in Travelocity. In that regard, at the request of Sabre's management, on February 15, 2002, Goldman Sachs presented a preliminary report to Sabre's Board of Directors that set forth:

    - recent financial information of Travelocity in comparison with recent financial information of Expedia;

    - price and trading activity of the Shares for various periods;

    - premiums over various trading prices for the Shares based on a range of offer prices;

    - the equity value, enterprise value and certain multiples for Travelocity and certain other selected companies in the online travel sector;

    - a comparison of tax-effected price to calendar year 2002 earnings estimates on a daily basis for Travelocity and Expedia over various time periods based on estimates reported by Institutional Brokers Estimate System ("IBES");

    - a summary of premiums paid by majority or controlling shareholders in recent buy-in transactions; and

    - an analysis of the pro forma effect of the Offer and the Merger on Sabre based on estimates reported by IBES.

    Goldman Sachs did not prepare the preliminary report to recommend or provide support for a fair or appropriate offer price for the Shares not held by Sabre. Had Goldman Sachs intended to do so, the information and comparisons presented in the preliminary report may have been different. The preliminary report was intended to serve as a guide for discussions with Sabre's Board of Directors in connection with Sabre's potential acquisition of the Shares. Goldman Sachs presented the preliminary report to Sabre's Board of Directors and answered related questions. Goldman Sachs was not asked to and has not delivered a fairness opinion to Sabre in connection with the Offer.

    THE FULL TEXT OF THE PRELIMINARY REPORT OF GOLDMAN SACHS, DATED
FEBRUARY 15, 2002, IS ATTACHED AS EXHIBIT (C) TO THE SCHEDULE TO, FILED ON MARCH 5, 2002 IN CONNECTION WITH THE OFFER, AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE PRELIMINARY REPORT IN THE OFFER TO PURCHASE IS QUALIFIED BY REFERENCE TO EXHIBIT (C), COPIES OF WHICH MAY BE OBTAINED FROM THE SEC. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ SUCH REPORT IN ITS ENTIRETY.

    In preparing its preliminary report, Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information reviewed by it and has assumed such accuracy and completeness for purposes of the report. Goldman Sachs was not asked to make, and did not assume responsibility for making, any independent evaluation or appraisal of Travelocity or its assets and liabilities, and did not verify, and has not assumed any responsibility for making any independent verification of the information Goldman Sachs reviewed.

    THE PRELIMINARY REPORT DOES NOT CONSTITUTE A RECOMMENDATION AS TO WHETHER ANY HOLDER OF SHARES SHOULD TENDER THEIR SHARES IN THE OFFER.

SUMMARY OF PRELIMINARY REPORT PREPARED BY GOLDMAN SACHS

    The following is a summary of the material financial analyses used by Goldman Sachs in connection with the preliminary report to Sabre's Board of Directors. The following summary, however, does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of the analyses described and the results of the analyses do not represent relative importance or weight given to these analyses by Goldman Sachs. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

    FINANCIAL COMPARISON OF TRAVELOCITY AND EXPEDIA. Goldman Sachs reviewed a number of key metrics of financial information of both Travelocity and Expedia based on information provided by these companies on a historical basis and by securities analysts on a projected basis. For both Travelocity and Expedia, Goldman Sachs reviewed:

    - total gross bookings for calendar years 1999, 2000 and 2001 and as projected by securities analysts for calendar year 2002;

    - relative market share of total gross bookings on a quarterly basis for calendar years 2000 and 2001 and on an annual basis for calendar year 2001 and as projected for calendar year 2002;

    - sequential quarterly revenue growth for 2000 and 2001; and

    - net revenue and quarterly earnings before interest, taxes, depreciation and amortization ("EBITDA") margins.

    Based on this review, Goldman Sachs calculated that Travelocity's share of combined total gross bookings declined from 59% in the fourth calendar quarter of 2000 to 47% in the fourth calendar quarter of 2001. In addition, Goldman Sachs calculated that:

    - Travelocity's gross bookings declined by 24% between the first and fourth calendar quarters of 2001, from $833.6 million to $630.2 million, while Expedia's gross bookings grew by 4% over the same period, from $674.0 million to $704.0 million;

    - Travelocity's revenue declined by 7% between the first and fourth quarter of 2001, from $72.9 million to $68.1 million, while Expedia's revenue grew by 43% over the same period, from $57.2 million to $81.8 million; and

    - Expedia had a 26% EBITDA margin in the fourth calendar quarter of 2001 compared with an EBITDA margin of 12% for Travelocity in the same period.

    QUOTED HISTORICAL SHARE PRICE SUMMARY.  Goldman Sachs compiled and presented
(i) the historic reported price and trading activity for the Shares for the period between March 8, 2000, the date Travelocity's common stock first became publicly traded (the "Initial Trading Date"), and February 14, 2002, and
(ii) the historic reported price for the Shares for the period between September 10, 2001 and February 14, 2002 and for specified dates during that period.

    VOLUME OF SHARES TRADED AT VARIOUS PRICES. Goldman Sachs compiled and presented the historic trading activity at the various share prices for the Shares during (i) the three-month period between November 14, 2001 and February 14, 2002, (ii) the six-month period between August 14, 2001 and February 14, 2002, (iii) the one-year period between February 14, 2001 and February 14, 2002, and (iv) the period between the Initial Trading Date and February 14, 2002. Goldman Sachs determined that the weighted average price and total shares traded as a percentage of shares of common stock outstanding (excluding 33 million shares of Travelocity Class A common stock held entirely by Sabre and its subsidiaries, which do not trade publicly but are exchangeable into common stock) for each period was as follows:

                                                                         TOTAL SHARES TRADED
                                                           WEIGHTED      AS PERCENT OF SHARES
PERIOD                                                   AVERAGE PRICE       OUTSTANDING
------                                                   -------------   --------------------
November 14, 2001 to February 14, 2002.................     $23.53              180.6%
August 14, 2001 to February 14, 2002...................      19.53              417.9
February 14, 2001 to February 14, 2002.................      22.69              750.0
Initial Trading Date to February 14, 2002..............      22.06              962.3

    COMPARISONS OF PUBLICLY TRADED ONLINE TRAVEL COMPANIES. Goldman Sachs reviewed and compared certain financial information, including market capitalization, enterprise values, and certain ratios and public market multiples relating to Travelocity and corresponding information for three other online travel companies:

    - Expedia;

    - Hotel Reservations Network, Inc.; and

    - priceline.com Incorporated.

    The following table presents for these online travel companies and
Travelocity:

    - Closing price of February 14, 2002 expressed as a percent of the stock's 52-week high;

    - Enterprise value, which is equity value plus debt plus book value of minority interest minus cash;

    - Enterprise value as a multiple of revenue and as a multiple of projected EBITDA for years 2001 and 2002;

    - EBITDA as a percentage of revenue, or margins, for fiscal years 2001 and 2002;

    - Projected taxed cash price/earnings ("PE") multiples for calendar years 2002 and 2003;

    - Five-year forecasted compound annual growth rate ("CAGR") of EPS; and

    - The ratio of the PE to forecasted EPS growth rates (the "PEG Ratio") for 2002.

    The multiples and other financial information calculated by Goldman Sachs were based on the closing prices on February 14, 2002 for the selected online travel companies' common stock and the most recent publicly available information for the selected companies. The enterprise value revenue and EBITDA multiples were based on securities analyst projections. The taxed cash PE multiples, the PEG Ratio and EPS CAGR figures were based on estimates from IBES. The values provided below are in millions.

                                                            ENTERPRISE VALUE MULTIPLES
                        FEBRUARY 14,                 -----------------------------------------
                        2002 CLOSING                                                                   EBITDA
                       SHARE PRICE AS                      REVENUE               EBITDA                MARGINS
                         A % OF 52      ENTERPRISE   -------------------   -------------------   -------------------
                         WEEK HIGH        VALUE        2001       2002       2001       2002       2001       2002
                       --------------   ----------   --------   --------   --------   --------   --------   --------
Mean.................       67.6%         $1,870       4.8x       3.3x       38.5x      23.4x      11.2%      13.1%
Median...............       70.4           1,838       4.1        3.0        34.8       22.2       11.7       14.5

Travelocity..........       51.9             868       2.9        2.4        35.1       16.5        8.2       14.5


                           TAXED CASH
                               P/E
                            MULTIPLES         5-YEAR      2002
                       -------------------     EPS        PEG
                         2002       2003       CAGR      RATIO
                       --------   --------   --------   --------
Mean.................    46.6x      31.1x      29.2%      1.5x
Median...............    47.3       29.1       30.0       1.5
Travelocity..........    43.9       29.3       30.0       1.5

    In addition, Goldman Sachs compiled, compared and presented in graphical format the ratio of stock price to calendar year 2002 earnings, as projected by IBES on a daily basis for Travelocity and Expedia for (i) the three-month period from November 13, 2001 to February 14, 2002 and (ii) the period from May 1, 2001 to February 14, 2002.

    BID PREMIUM SUMMARY. Goldman Sachs calculated hypothetical bid premiums at a range of various bid prices (between $20.00 and $30.00) over the closing price of Travelocity common stock of $19.67 on February 14, 2002, and at average prices of the Shares for (i) the three-month period between November 14, 2001 and February 14, 2002, (ii) the six-month period between August 14, 2001 and February 14, 2002, (iii) the one-year period between February 14, 2001 and February 14, 2002, and (iv) the period between the Initial Trading Date and February 14, 2002.

    A summary of the results follows:

                                           CLOSING PRICE                  PREMIUM (DISCOUNT) AT BID PRICES
                                            OR AVERAGE     ---------------------------------------------------------------
TIME PERIOD                                 SHARE PRICE     $20.00     $22.00     $24.00     $26.00     $28.00     $30.00
-----------                                -------------   --------   --------   --------   --------   --------   --------
February 14, 2002........................     $19.67           2%        12%        22%        32%        42%        53%
Since Initial Trading Date...............      22.69         (12)        (3)         6         15         23         32
1 year...................................      23.28         (14)        (6)         3         12         20         29
6 months.................................      21.04          (5)         5         14         24         33         43
3 months.................................      23.58         (15)        (7)         2         10         19         27

    In addition, Goldman Sachs calculated the implied PE ratio and PEG Ratio for fiscal year 2002, using IBES median estimates for EPS, at the closing price of Travelocity common stock of $19.67 on February 14, 2002, and at the range of bid prices and for the date and time periods specified above. Goldman Sachs also calculated the implied enterprise value EBITDA multiple for fiscal years 2001 and 2002 at the closing price of Travelocity common stock of $19.67 on February 14, 2002, and at the range of bid prices and for the date and time periods specified above. The results of these analyses are as follows:

                                             AT MARKET                              BID PRICES
                                             ----------   ---------------------------------------------------------------
                                               $19.67      $20.00     $22.00     $24.00     $26.00     $28.00     $30.00
                                             ----------   --------   --------   --------   --------   --------   --------
Implied 2002 PE Ratio......................     43.9x       44.6x      49.1x      53.6x      58.0x      62.5x      67.0x
Implied 2002 PEG Ratio.....................      1.5         1.5        1.6        1.8        1.9        2.1        2.2

Implied 2001 Enterprise Value/
  EBITDA Multiple..........................     35.1        35.8       39.8       43.9       47.9       52.0       56.0
Implied 2002 Enterprise Value/
  EBITDA Multiple..........................     16.5        16.8       18.7       20.6       22.5       24.4       26.3

    PREMIUM SUMMARY OF RECENT TRANSACTIONS. Goldman Sachs reviewed and compared 67 transactions involving the acquisition of all outstanding shares of a target company by their respective majority or controlling stockholders between 1995 and February 14, 2002. The 67 transactions consisted of 44 all-cash transactions, 15 all-stock transactions and eight transactions with both cash and stock consideration. Based on this review, Goldman Sachs determined that for the 67 transactions:

    - the overall mean for the premium of initial bid to target stock price one day prior to announcement was 20.9%;

    - the overall median for the premium of initial bid to target stock price one day prior to announcement was 15.8%;

    - the overall mean for the premium of final price to the target stock price one day prior to announcement was 32.2%; and

    - the overall median for the premium of final price to the target stock price one day prior to announcement was 22.6%.

    PRO FORMA SUMMARY OF BUY-IN SCENARIOS. Goldman Sachs prepared pro forma analyses of the financial impact of the transaction using IBES median earnings estimates for Sabre of $1.85 in 2002 and $2.35 in 2003 and earnings estimates for Travelocity based on tax-effected IBES median estimates of $0.45 in 2002 and $0.67 in 2003. For each of years 2002 and 2003, using the closing price of Sabre common stock of $45.23 and Travelocity common stock of $19.67 on February 14, 2002 and various hypothetical bid prices based on a range of buy-in premiums paid over the closing price of Travelocity common stock of 5% to 50%, Goldman Sachs compared the EPS of the Sabre common stock, on a standalone basis, to the EPS of the Sabre common stock on a pro forma basis under the four following financing options:

    - Stock acquisition;

    - Stock acquisition--assuming a 20% discount to the February 14, 2002 Sabre stock price;

    - Cash acquisition--assuming balance sheet cash is not replaced by equity;
      and

    - Cash acquisition--assuming an 8% pre-tax cost of debt in both 2002 and 2003 resulting from a 0.50% premium to Sabre's fixed rate debt cost.

    The table below summarizes the results of the transaction to Sabre on a pro forma basis calculated using the IBES estimates described above under the four financing options assuming a 5% and 20% buy-in premium:

                                                         BUY-IN FINANCING OPTION
                                         --------------------------------------------------------
                                         SABRE STOCK AT   SABRE STOCK   BALANCE SHEET     DEBT
                                         CURRENT PRICE     DOWN 20%         CASH        FINANCING
                                         --------------   -----------   -------------   ---------
5% PREMIUM
Accretion/(Dilution) absolute
  2002E................................      $(0.06)         $(0.08)        $0.00        $(0.06)
  2003E................................       (0.05)          (0.08)         0.01         (0.06)
Accretion/(Dilution)
  2002E................................        (3.2)%          (4.4)%         0.2%         (3.0)%
  2003E................................        (2.2)           (3.3)          0.6          (2.4)
PE Multiple to Maintain Share Price
  2002E................................        25.3x           25.6x         24.4x         25.2x
  2003E................................        19.7            19.9          19.1          19.7

20% PREMIUM
Accretion/(Dilution) absolute
  2002E................................      $(0.07)         $(0.10)        $0.00        $(0.07)
  2003E................................       (0.07)          (0.10)         0.01         (0.07)
Accretion/(Dilution)
  2002E................................        (3.8)%          (5.2)%         0.0%         (3.7)%
  2003E................................        (2.8)           (4.1)          0.3          (3.1)
PE Multiple to Maintain Share Price
  2002E................................        25.4x           25.8x         24.4x         25.4x
  2003E................................        19.8            20.1          19.2          19.9

    No company or transaction used in the above analyses as a comparison is directly comparable to Sabre or Travelocity or the contemplated transaction.

    The analyses were prepared solely for purposes of Goldman Sachs' report to Sabre's Board of Directors. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Sabre, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    Goldman Sachs, as part of its investment banking business, is continually engaged in preparing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and for estate, corporate and other purposes. In addition to having acted as financial advisor in connection with the Offer, Goldman Sachs has provided certain investment banking services to Sabre from time to time, including having acted as:

    - financial advisor to AMR Corporation in connection with the spin off of AMR Corporation's entire ownership interest in Sabre to the stockholders of AMR Corporation in March 2000;

    - financial advisor to Sabre in connection with the merger of Travelocity with Preview Travel in March 2000;

    - co-lender of Sabre under an $865 million bridge credit facility in October 2000, the balance of which has been paid in full;

    - financial advisor to Sabre in connection with Sabre's acquisition of GetThere Inc. in October 2000;

    - financial advisor to Sabre in connection with the divestiture of Sabre's information technology outsourcing business to Electronic Data Systems Corp. in July 2001; and

    - Lead Manager of the public offering of Sabre's 7.35% Notes due 2011, in August 2001.

Goldman Sachs received customary fees in connection with the previous engagements described above. Goldman Sachs may provide investment banking services to Sabre in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Sabre and Travelocity for its own account and for the account of customers.

    Pursuant to a letter agreement, executed in February 2002, Sabre engaged Goldman Sachs to act as its financial advisor in connection with the possible acquisition, directly or indirectly, of all or a portion of the common stock or assets of Travelocity. Pursuant to the terms of the engagement letter, Sabre has agreed to pay Goldman Sachs as compensation for its services as financial advisor in connection with any such transaction, including the Offer, a transaction fee of $4 million, $1.125 million of which became payable upon delivery to Travelocity's Board of Directors of the Sabre proposal to acquire all of the Shares, with the balance of the transaction fee due upon the closing of the Offer. Sabre also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

TRAVELOCITY FINANCIAL PROJECTIONS

    PROJECTIONS PREPARED BY TRAVELOCITY. We understand that Travelocity does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, as part of Travelocity's ongoing financial planning process, Travelocity prepares financial projections, which are not publicly available, of Travelocity's results of operations which are provided to Sabre in the ordinary course of business on an annual basis for Sabre's budgeting process (the "Travelocity Projections").

    The following is a summary of the financial projections for 2002 provided by Travelocity to Sabre in December 2001:

                                                              2002 FORECAST(1)
                                                               (IN MILLIONS)
                                                              ----------------
Total Revenues..............................................       $380.2

Operating Expenses..........................................        342.7

Operating Income............................................       $ 37.5
                                                                   ======

------------------------

(1) Does not include stock compensation expense and amortization of intangibles from the Preview Merger.

    CAUTIONARY STATEMENT CONCERNING PROJECTIONS. The Travelocity Projections have been included in the Offer for the limited purpose of giving stockholders access to financial projections that were prepared by Travelocity management and delivered to Sabre. Such information was prepared by Travelocity management for internal use and not with a view to publication.

    The Travelocity Projections were based on assumptions concerning Travelocity services, business prospects and other revenue and operating assumptions. Travelocity has not provided these assumptions to Sabre, nor has Sabre had an opportunity to discuss the Travelocity projections or the underlying assumptions with Travelocity's management. Projected information of this type is considered a forward looking statement based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, including those risks described in Travelocity's filings with the SEC under the Exchange Act. These uncertainties and contingencies are difficult to predict and many are beyond the ability of any company to control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, the Travelocity Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. Neither Sabre nor Travelocity's independent accountants have examined, complied or applied any agreed upon procedures to this information and, accordingly, assume no responsibility for the accuracy of this information. We make no representation as to the accuracy or validity of the foregoing projections.

CERTAIN TRAVELOCITY INFORMATION

    Five of the nine directors of Travelocity are Sabre representatives. In their capacities as directors of Travelocity, these five individuals from time to time receive non-public information concerning Travelocity. This information includes financial updates and other business information of Travelocity. These individuals do not generally communicate information received in their capacities as directors of Travelocity to others at Sabre and in particular have not disclosed to others at Sabre any financial information. Sabre does not believe that information received by these individuals in their capacities as directors and not communicated to others at Sabre is in the possession of Sabre for purposes of its disclosure requirements under the federal securities laws and, accordingly, Sabre is not disclosing any such information.

    Travelocity is required by the federal securities laws to provide Travelocity stockholders with a "Solicitation/Recommendation Statement on
Schedule 14D-9" within ten business days from the date hereof. This will contain important information and may include certain material non-public information that Travelocity believes is necessary for stockholders to make a decision with respect to the Offer. We urge all Travelocity stockholders to carefully review this document when it becomes available.

TERMS AND STRUCTURE OF SABRE'S OWNERSHIP AND OPERATING RELATIONSHIPS WITH
  TRAVELOCITY

HOLDING COMPANY/PARTNERSHIP STRUCTURE

    In connection with the Preview Merger, Sabre combined the Travelocity business unit and Preview Travel in a holding company/partnership structure with Travelocity as a holding company whose sole assets are approximately 40% of the Units. The remaining Units are held by Sabre and its subsidiaries. The Partnership conducts the Travelocity business. For further information regarding the Partnership, see "Special Factors--Operating Relationships--The Partnership."

    In connection with the Preview Merger, Travelocity, the Partnership, Sabre and certain of Sabre's affiliates entered into various agreements governing the operations of the Partnership, the management of the day-to-day affairs of the Partnership by employees of Sabre's wholly owned subsidiary, Travelocity Holdings, Inc., the contributions of the assets and liabilities of the Travelocity business unit and Preview Travel to the Partnership and other agreements related to the separation of the Travelocity business unit from Sabre. For further information regarding these agreements see "Special Factors--Operating Relationships--Certain Related Party Transactions."

    Travelocity is controlled by Sabre, which exercises voting control over all matters requiring stockholder approval including the election of directors and approval of significant corporate transactions. The Preview Merger converted the shares of Travelocity's common stock that Sabre previously owned into what is now 33,000,000 shares of Travelocity's Class A common stock. Such stock, at Sabre's sole discretion, is convertible into Shares, receives dividends and distributions and has voting rights, which, together with the Travelocity common stock held by Sabre, gives Sabre approximately 70% of the voting power of Travelocity. Assuming conversion of the Class A common stock and the exchange of Sabre's 30,000,000 Units into Shares, Sabre would own an additional 33,000,000 Shares which, when combined with the 2,033,970 Shares already owned by Sabre, would represent approximately 70% of the outstanding Shares on an as-converted basis.

OPERATING RELATIONSHIPS

    Travelocity and certain of its affiliates, directors and executive officers have engaged in certain transactions and are parties to certain arrangements with Sabre, Purchaser and certain of their affiliates, directors and executive officers. Information regarding these transactions, including the amounts involved, is set forth below and in note 11 to the consolidated financial statements included in Travelocity's annual report for the year 2000 on Form 10-K filed on April 2, 2001 and Form 10-K/A filed on August 1, 2001. The description provided in this Offer for Purchase regarding these transactions is qualified by reference to Travelocity's Form 10-K. See "The Offer--Certain Information Concerning Travelocity--Available Information."

THE PARTNERSHIP

    The Partnership is a Delaware limited partnership owning the combined Travelocity business unit and Preview Travel businesses. The Partnership is governed by a nine member board of directors. Sabre has the right to elect four directors of the Partnership and Travelocity has the right to elect the remaining five directors.

    The partners in the Partnership are:

    - Travelocity and its wholly owned subsidiary, Travelocity.com LP Sub, Inc., and

    - Sabre and its wholly owned subsidiaries Sabre Inc., Travelocity Holdings, Inc. and TSGL Holding, Inc. (together the "Sabre Partners").

    The general partners are Travelocity and Travelocity Holdings, Inc. The other partners are limited partners. As a result of the Preview Merger, the Sabre Partners own an economic interest of approximately 70% in the Partnership, composed of an approximate 60% direct interest in the Partnership and an indirect interest through Travelocity of approximately 10%.

    PARTNERSHIP UNITS EQUIVALENT TO TRAVELOCITY'S COMMON STOCK. One Unit is economically equivalent to one Share. The organizational documents of the Partnership and Travelocity provide that, when Travelocity issues new shares of common stock, the Partnership will issue additional Units to Travelocity, and when Travelocity acquires its own shares of common stock, it will return the same number of Units to the Partnership.

    To enable the Sabre Partners to maintain their proportionate interest in the Partnership, Travelocity Holdings, Inc. has the right to contribute cash or property to the Partnership in exchange for Units when the Partnership issues additional partnership units to Travelocity because Travelocity is issuing new shares of common stock. However, the Sabre Partners do not have this right when Travelocity issues its common stock to employees upon the exercise of stock options. The Sabre

Partners' equity interest in the Partnership, and the equity interest of Travelocity's public stockholders, are diluted in such instances.

    SPECIAL MAJORITY APPROVAL RIGHTS. As long as the Sabre Partners own 30% or more of the Units, a special majority of the Partnership's board, including at least one director designated by Travelocity and one director designated by Travelocity Holdings, Inc., must approve any action: to admit a new partner; to consolidate or merge the Partnership with another entity; to liquidate or dissolve the Partnership, initiate bankruptcy proceedings, or dispose of substantially all of the Partnership's assets; to enter into any line of business other than providing consumer-direct travel content, travel reservation services and related goods and services through internet websites; to issue, directly or indirectly, any Units other than as the partnership agreement expressly permits; or to make distributions of cash or property to partners, or acquire partnership interests, except as the partnership agreement expressly permits.

    PARTNERS' ACCOUNTS AND DISTRIBUTIONS. The partnership agreement contains customary provisions regarding the partners' capital accounts, the allocation of profits and losses and distributions to the partners. The Partnership will make distributions to the partners so they may pay any taxes they incur in connection with their proportionate share of the results of operations of the Partnership. As the partner responsible for tax matters, Travelocity Holdings, Inc. makes tax elections for the Partnership and causes the Partnership to prepare tax returns.

    The partnership agreement provides that Travelocity must contribute to the Partnership the tax benefit that Travelocity realizes from the utilization of net operating loss carryforwards acquired from Preview Travel in the Preview Merger. As a result, the partners share the benefit associated with Preview Travel's losses in proportion to their ownership of the Partnership. In addition, the partnership agreement provides that Travelocity must make contributions to the Partnership if Travelocity receives tax benefits attributable to its share of the Partnership's losses.

CERTAIN RELATED PARTY TRANSACTIONS

    In connection with the Preview Merger, Travelocity, the Partnership, Sabre and certain of Sabre's affiliates entered into various agreements governing the operations of the Partnership, the management of the day-to-day affairs of the Partnership by employees of Travelocity Holdings, Inc., the contributions of the assets and liabilities of the Travelocity business unit and Preview Travel to the Partnership and other agreements related to the separation of the Travelocity business unit from Sabre. These agreements are, from time to time, amended, supplemented or modified by the parties thereto and approved by the governance committee of Travelocity's Board of Directors, which committee oversees and advises on the policies, practices and procedures relating to the business and financial relationship between Sabre and Travelocity (the "Governance Committee"). These agreements are described below.

    NONCOMPETITION AGREEMENT. Sabre, Sabre Inc., Travelocity and the Partnership entered into a noncompetition agreement which generally prohibits Sabre and Sabre Inc., subject to certain exceptions, from competing with Travelocity in the consumer-direct real-time travel reservations, service and content business through the internet until March 7, 2002. In addition, Sabre and Sabre Inc. are prohibited during this period of time from owning 20% or more of the stock of any company over which Sabre or Sabre Inc. has effective control if such company competes with Travelocity in the consumer-direct real-time travel reservations, services and content business through the internet unless Sabre or Sabre Inc. uses reasonable efforts to divest itself of the competing portion of the business within one year. Despite the noncompetition agreement, Sabre Inc. may continue to offer travel related reservations, services and content through and to travel agencies, corporations and travel suppliers through which such entities enable consumers to book reservations through the Internet, and may continue to offer its "Virtually There Online" product directly to consumers over the Internet as long as such product does not enable air, car, hotel, tour and cruise bookings other than through Travelocity.

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    MANAGEMENT SERVICES AGREEMENT.  Travelocity Holdings, Inc. and the
Partnership entered into a management services agreement under which Travelocity Holdings, Inc. supervises and manages the day-to-day operations of the Partnership, subject to the direction and oversight of the Partnership's Board of Directors. As the Partnership's agent, Travelocity Holdings, Inc. acts for the Partnership with respect to the management of the Partnership's operations, personnel, maintenance of accounting records and execution and performance of contracts and licenses, among other responsibilities. Travelocity
Holdings, Inc. does not have the authority to act for the Partnership with respect to any agreement or transaction between the Partnership and Travelocity Holdings, Inc. or any of its affiliates. In addition, Travelocity
Holdings, Inc. does not have the authority to approve, on the Partnership's behalf, any decisions that would require a supermajority vote under certain provisions of the partnership agreement.

    Travelocity Holdings, Inc. designates the executive officers of the Partnership, subject to the approval of the Partnership's Board of Directors. Travelocity Holdings, Inc. employs and pays the senior executive officers of the Partnership and all other persons providing services under the management services agreement (approximately ten other persons).

    In return for its services, the Partnership pays Travelocity Holdings, Inc. a fee equal to 105% of Travelocity Holdings, Inc.'s costs and expenses in performing services under the management services agreement (including executive salaries). In each of 2000 and 2001, the Partnership paid approximately
$4 million to Travelocity Holdings, Inc. for its services under the agreement.

    The Partnership has granted to Travelocity Holdings, Inc. options to acquire Travelocity's common stock to enable Travelocity Holdings, Inc. to concurrently grant to its employees options to acquire Travelocity's common stock on the same terms. When these options are exercised, the Partnership will transfer shares of Travelocity's common stock to Travelocity Holdings, Inc., which will then transfer such shares to its employees. This will dilute the interests of Sabre and the Travelocity public stockholders in the Partnership.

    The parties agreed to indemnify each other for losses resulting from their breach of the management services agreement. Travelocity Holdings, Inc. will indemnify the Partnership for losses resulting from its gross negligence or willful misconduct.

    The management services agreement will terminate:

    - at any time, by the mutual consent of the parties;

    - if one party breaches the agreement and the other party elects to terminate; or

    - if Sabre directly or indirectly owns less than 35% of the Partnership and Travelocity Holdings, Inc. or the Partnership elects to terminate the agreement.

    MARKETING AGREEMENT. A subsidiary of Sabre and Abacus International Holdings Ltd ("Abacus Holdings") is the owner of the joint venture company Abacus International Pte Ltd. ("Abacus"). An agreement between the joint venture parties, which was executed while Travelocity was a wholly-owned business unit of Sabre, may restrict Travelocity from directing promotions of its services to consumers in Southeast Asia, Australia, New Zealand, Japan, India and other nearby regions. The agreement also provides Abacus the first opportunity to market Travelocity's underling technology to Internet service providers in this area. In addition, after Travelocity becomes profitable, as measured by generally accepted accounting principles, it will be required to transfer a proportional amount of revenues based upon the percentage of bookings made in the restricted marketing area to Abacus. Sabre, Abacus and Abacus Holdings have recently executed a waiver pursuant to which certain restrictions under the Marketing Agreement have been waived subject to the satisfaction of conditions precedent which have not yet been fulfilled.

                                       26
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TRANSACTIONS BETWEEN SABRE AND THE PARTNERSHIP

    In contemplation of the Preview Merger and subsequent transactions, the Partnership entered into various agreements with Sabre and certain of Sabre's affiliates. The most significant of these agreements are described below. In addition to the terms summarized below, the agreements include provisions for early termination, confidentiality, indemnification, limitation of liability and other terms and conditions. These agreements are, from time to time, amended, supplemented or modified by the parties thereto and approved by the Governance Committee.

    ACCESS AGREEMENT. The Partnership and Sabre Inc. entered into an access agreement for the provision of booking services and travel content to the Partnership. The agreement generally restricts the Partnership's use of specified booking services that compete with Sabre Inc.'s services. The agreement requires the Partnership to use the Sabre computer reservation system, in any particular year, for a number of bookings that is at least equal to a specified percentage of its total bookings during the prior year. If the Partnership fails to meet this minimum booking threshold, then it will have to pay Sabre Inc. liquidated damages. In addition, the Partnership must use its reasonable efforts to maintain a system on the Partnership's website that enables referrals of bookings for ticketing by Sabre Inc. agencies.

    Sabre Inc. pays fees to the Partnership based on:

    - the gross number of travel segments that are booked through the Partnership in the Sabre system; and

    - the gross number of passenger name records in the Sabre system which originate through the Partnership and are referred to a Sabre Inc. travel agency for ticketing.

    Sabre Inc. also pays fees to the Partnership for additional marketing obligations undertaken by the Partnership. In 2000 and 2001, Sabre paid the Partnership approximately $44 million and $67 million, respectively, for access fees and marketing obligations. The Partnership pays fees to Sabre based on the Partnership's use of messages and terminal addresses in the Sabre system. In 2000 and 2001, the Partnership paid Sabre approximately $14 million and $24 million, respectively, in connection with its use of messages and terminal addresses in the Sabre system. At the end of each four year period, beginning on the fourth anniversary of March 7, 2000, the pricing structure is open for negotiation, within parameters appropriate for Sabre customers of similar size, configuration and business activity to the partnership and other relevant market comparisons.

    The term of the agreement is 15 years, although the Partnership may terminate the agreement earlier if Sabre fails to remain one of the four largest global distribution systems in the North American market, as determined by the number of air travel bookings in North America.

    MARKETING AND FARES AGREEMENT. Effective in August 2001, Sabre Inc. and the Partnership entered into a marketing and fares agreement in which Sabre Inc. agreed to pay the Partnership a marketing fee to reimburse it for a portion of the incentives that the Partnership provides to suppliers for access to certain supplier inventory. Under the agreement, Sabre Inc. pays the Partnership the marketing fee for bookings made by consumers in the United States on the Travelocity websites via the Sabre system, for which Sabre Inc. receives a booking fee. In exchange for the marketing fee, the Partnership agreed to provide Sabre Inc. with equivalent economic value in various ways, or to refund the marketing fee to Sabre without interest. In 2001, Sabre Inc. paid the Partnership approximately $1.3 million pursuant to these arrangements.

    TECHNOLOGY SERVICES ARRANGEMENTS. In March 2000, the Partnership and Sabre Inc. entered into a technology services agreement for the provision of certain base services, including desktop, voice and data management services, web hosting services and development services. The agreement also covered non-exclusive variable services that Sabre could provide at the Partnership's request. Sabre's fees for technology services were determined annually, based on current market rates. In 2000, the Partnership paid Sabre approximately $5 million for its services under the agreement. Under the agreement, Sabre had the exclusive right to provide the base services and specified variable services to the Partnership.

    In July 2001, the Partnership and Sabre Inc. agreed to terminate this agreement and replace it with two separate agreements: a web hosting agreement, to cover web hosting and e-mail services, and a technology services agreement, to cover the remaining technology services. In 2001, the Partnership paid Sabre approximately $7 million for its services under the two agreements.

    - The web hosting agreement covers network connectivity, server monitoring, data center security, backup services and capacity planning, as well as electronic mail services, and Sabre assigned its obligations and rights thereunder to EDS Information Services, L.L.C. ("EDS") in July 2001. The agreement is exclusive as to those services, requiring the Partnership to obtain all of its requirements for those services from EDS. The term of the agreement runs until June 30, 2003, and may only be terminated for a material breach by one of the parties. However, the Partnership may terminate the e-mail services at any time by providing sixty days written notice.

          Because the web hosting agreement includes revised pricing for the web hosting services that the parties agreed would be retroactively effective as of January 1, 2001, Sabre Inc. issued the Partnership a credit on its June 2001 invoice to reflect the new pricing for services provided from January 1, 2001 through April 30, 2001. Sabre Inc.'s obligation to issue this credit was documented through a separate Memorandum of Understanding with the Partnership.

          In addition, the Travelocity web hosting represents a large portion of Sabre Inc.'s total bandwidth usage under Sabre Inc.'s agreements with various Internet service providers. Therefore, the Partnership has agreed that, in the event that the web hosting agreement is terminated as a result of the Partnership's material breach, the Partnership will ensure that Sabre is not materially adversely affected under its agreements with its Internet service providers as a result of the loss of the Travelocity traffic. This obligation of the Partnership was documented through a different Memorandum of Understanding between Sabre and the Partnership.

    - Pursuant to the technology services agreement, Sabre Inc. provides standard data and voice management services to the Partnership, including management of a domestic data network, custom data network, remote connectivity, inbound/outbound voice, voicemail and 800 services. Data and voice management services generally are priced as a pass-through of charges assessed by third party network providers, together with a management fee payable to Sabre Inc.

          This agreement covers application development services as well as data and voice network services. The Partnership purchases systems development resources relating to the Sabre system from Sabre Inc. In addition thereto, Sabre Inc. provides the Partnership with related development services based on rolling annual development requirements and project plans. The agreement is exclusive as to the application development services, provided that the Partnership may perform these services in-house if it desires. The parties establish guidelines designed to protect and, in some cases, license and sublicense the intellectual property developed through the development services provided by Sabre Inc. or by the Partnership or through the joint development of a project by Sabre Inc. and the Partnership.

          The term of this agreement runs through March 6, 2015 for the application development services and through March 31, 2003 for the data and voice services. The agreement may be terminated for a material breach by one of the parties. In addition, Sabre Inc.'s obligation to provide the development services will terminate when the access agreement between Sabre Inc. and the Partnership terminates. For a more detailed description of the access agreement, see above under "Access Agreement."

    INTELLECTUAL PROPERTY AGREEMENT. Sabre and the Partnership entered into an intellectual property agreement. Under the agreement, the rights granted and restrictions imposed on both parties with

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
respect to the pool of intellectual property subject to the agreement continue in perpetuity. Each party agrees, for a period of 15 years, to contribute any new intellectual property that has application in the other party's business, whether developed internally or acquired from a third party, to the pool of intellectual property that will be freely and irrevocably available for use by the other in its own business.

    The obligation of both parties to contribute newly acquired or developed intellectual property to the pool:

    - will automatically terminate in the event that Sabre Inc. no longer possesses at least 20% of the Units or otherwise no longer has control of the Partnership;

    - may be terminated by the Partnership if, after the expiration of the two-year non-competition agreement described above, Sabre Inc. enters into a business that would have been subject to the non-competition restriction; and

    - may be terminated by Sabre Inc. if the Partnership enters into the business of distributing travel inventory directly to travel agents or corporations or travel technology to any travel industry suppliers.

    The agreement imposes no restrictions on a party's ability to license its own intellectual property, except that certain intellectual property paid for by the other party at specified rates may not be licensed to its competitors. Each party also may grant sublicenses under the other party's intellectual property, but only to third parties who are not competitors of such party. Except under specific circumstances, neither party will be subject to any licensing fee or royalty payment in connection with its use or permitted sublicensing of the other party's intellectual property contributed to the pool.

    ADMINISTRATIVE SERVICES AGREEMENT. Sabre Inc. provides administrative services to the Partnership for a term of 15 years with automatic renewals for one-year periods. The administrative services agreement categorizes the services as optional administrative services, such as human resources administration, legal, medical, finance, accounting, facilities, corporate travel and executive support, and required services, such as tax administration and human resources compliance service. Generally, any optional administrative service may be terminated by either party on six months' notice, effective as of June 1 or December 1 of the applicable calendar year. Most of the optional services are provided at Sabre Inc.'s cost plus a 10% margin and the required services are provided at Sabre Inc.'s sole cost. The Partnership may request additional optional services at least 90 days prior to the start of Sabre Inc.'s fiscal year. Sabre Inc. may reclassify certain mandatory services as optional services upon notice to the Partnership. In 2000 and 2001, the Partnership paid Sabre Inc. approximately $2.5 million and $1.8 million, respectively, for its services under the agreement.

    CONTRIBUTION AGREEMENTS. Immediately prior to the Preview Merger, the Partnership entered into contribution agreements with Sabre Inc. and TSGL Holding, Inc.

    In connection with the Preview Merger, Sabre Inc. contributed to the Partnership specified assets used in the Travelocity business unit and approximately $100 million in cash. Sabre also transferred to the Partnership all liabilities related to the contributed assets, except for specific obligations the parties identified. Sabre represented that it assigned all of the assets necessary to operate the Travelocity business unit, but did not make any other representation concerning the assets. TSGL Holding, Inc., which owned the trademarks used in the Travelocity business unit, assigned some of its intellectual property rights and related liabilities to the Partnership.

    Immediately after the Preview Merger, the Partnership and Travelocity entered into a contribution agreement and Travelocity assigned all of Preview Travel's assets and liabilities it received in the merger to the Partnership.

    REGISTRATION RIGHTS AGREEMENT. Travelocity entered into a registration rights agreement with Sabre Inc., TSGL Holding, Inc. and Travelocity Holdings, Inc. relating to the registration of all Travelocity's

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common stock that Sabre and its affiliates held at the time of the Preview
Merger or would acquire in the future.

    Under this agreement, Sabre has the right to require Travelocity to use its best efforts to register under the Securities Act of 1933, as amended, all shares of Travelocity's common stock Sabre holds, including common stock Sabre receives on the exchange of partnership units owned by Sabre and its affiliates. Travelocity is not required to effect more than one demand registration in any 12-month period. Sabre also has the right to participate in, or piggy-back onto, registrations connected to equity offerings initiated by Travelocity, subject to reduction of the size of the offering on the advice of the managing underwriter. Sabre pays all expenses relating to the demand registration requests under the agreement, and Travelocity pays all expenses relating to piggy-back registrations under the agreement. In either case, Sabre is responsible for underwriters' discounts and selling commissions with respect to the sale of the Shares Sabre owns and the fees and expenses of its counsel in connection with each registration.

CERTAIN MATTERS RELATING TO ACQUISITIONS BY SABRE AND TRAVELOCITY

    Travelocity and Sabre are each currently engaged in discussions concerning the acquisition of certain businesses in the travel industry. Each of these proposed transactions may result in the other company receiving benefits, such as better or more cost effective access to additional travel content, marketing capabilities and intellectual property for developing new applications. In light of the fact that each company may recognize significant benefits or opportunities from the other's acquisitions, the companies have been cooperating in analyzing the merits of the proposed acquisitions and in certain aspects of execution of these transactions. The Special Committee has been informed of the cooperative efforts, and Sabre understands that the Special Committee has authorized Travelocity to continue its cooperative efforts on a business as usual basis. In this regard Sabre offered in mid-February 2002 to provide a loan, directly or through one of its subsidiaries, to Travelocity in an aggregate amount of up to approximately $40 million to help Travelocity fund the purchase price for one of its proposed transactions. The loan, which would not be contingent on the success or completion of the Offer, would bear interest at a rate equivalent to the yield on Sabre's marketable securities portfolio.

CONDUCT OF TRAVELOCITY'S BUSINESS IF THE OFFER IS NOT COMPLETED

    If the Offer is not completed because the Minimum Condition or another condition is not satisfied or waived, Sabre and Purchaser expect that Travelocity's current management will continue to operate the business of Travelocity substantially as presently operated. However, in that event, Sabre will re-evaluate the role of Travelocity within the overall strategy being pursued by Sabre. In particular, Sabre may consider:

    - engaging in open market or privately negotiated purchases of Shares to increase Sabre's and its subsidiaries' aggregate ownership of the Shares to at least 90% of the then outstanding Shares on an as-converted basis and then effecting a short-form merger;

    - proposing that Purchaser and Travelocity enter into a merger agreement, which would require the approval of the Travelocity Board (which probably would refer the matter to a committee of independent directors) and the vote of Shares in favor of the merger (which vote in favor of the Merger would be assured by virtue of Sabre's beneficial ownership of the Shares); or

    - keeping outstanding the public minority interest in Travelocity.

    If Sabre and Purchaser were to pursue any of these alternatives, it might take considerably longer for the public stockholders of Travelocity to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public stockholders of Travelocity that are more or less than or the same as the Offer price.

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
                                   THE OFFER

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 11, "The Offer--Certain Conditions of the Offer," and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), Purchaser will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by
Section 4, "The Offer--Rights of Withdrawal." The term "Expiration Date" means 12:00 midnight, New York City time, on April 5, 2002, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 12:00 midnight, New York City time, on April 5, 2002, as such may be extended is referred to as the "Offering Period."

    Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4, "The Offer--Rights of Withdrawal."

    Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date,

    (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the events specified in Section 11, "The Offer--Certain Conditions of the Offer;" and

    (ii) to waive any condition and to set forth or change any other term and condition of the Offer except as otherwise specified in Section 11, "The Offer--Certain Conditions of the Offer;"

in each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period (as defined herein). Purchaser confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

    Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

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    If, during the Offering Period, Purchaser, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    Purchaser may elect, in its sole discretion, to provide a subsequent offering period of 3 to 20 business days (the "Subsequent Offering Period"). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. See Section 4, "The Offer--Rights of Withdrawal."

    Sabre has exercised its rights as a stockholder of Travelocity to request Travelocity's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Travelocity has provided Purchaser with Travelocity's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar person whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering

Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 11, "The Offer--Certain Conditions of the Offer." In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of

    (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"));

    (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined herein) in lieu of the Letter of Transmittal; and

   (iii) any other required documents.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, "The Offer--Procedure for Tendering Shares," such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

    Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES

    VALID TENDER.  To tender Shares pursuant to the Offer,

    (i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase;

    (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date; or

   (iii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

The term "Agent's Message" means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

    BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17 Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed
(i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

   (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a timely Book-Entry Confirmation with respect to such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    TENDER CONSTITUTES AN AGREEMENT. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT OF PROXIES. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of Travelocity, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct TIN on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 30%. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute
Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4.  RIGHTS OF WITHDRAWAL

    Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 3, 2002. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, "The Offer--Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Sabre, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

    Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3, "The Offer--Procedure for Tendering Shares," at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

    The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of restricted shares received as compensation or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise appraisal rights in the Merger, nor does it address any aspect of state, local or foreign taxation or estate and gift taxation.

    The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Travelocity. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the stockholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the Shares were held for more than one year on the date of sale (or, if applicable, the date of the Merger), and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 30% rate. Backup withholding generally applies if a holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult such stockholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

    All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

    THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS

    The Shares are listed and principally traded on the Nasdaq National Market under the symbol "TVLY". The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on the Nasdaq National Market based upon public sources:

                                                                  SALES PRICE
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
CALENDAR YEAR
2000:
  First Quarter.............................................   $46.75     $29.38
  Second Quarter............................................    32.11      14.69
  Third Quarter.............................................    20.00      10.69
  Fourth Quarter............................................    17.13       9.03
2001:
  First Quarter.............................................    28.89      11.69
  Second Quarter............................................    37.90      14.88
  Third Quarter.............................................    35.80      11.87
  Fourth Quarter............................................    29.49      12.67
2002:
  First Quarter through February 15, 2002...................    28.71      18.56

    On February 15, 2002, the last full trading day prior to announcement of the Offer, the reported closing price of the Shares on the Nasdaq National Market was $19.20 per Share. On March 4, 2002, the last full trading day prior to commencement of the Offer, the reported closing price of the Shares on the Nasdaq National Market was $26.60 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    To date, Travelocity has never declared or paid cash dividends on the Shares.

7.  CERTAIN INFORMATION CONCERNING TRAVELOCITY

    Except for information contained in "Special Factors--Travelocity Financial Projections," "Special Factors--Certain Travelocity Information" and "Special Factors--Operating Relationships" or as otherwise set forth herein, the information concerning Travelocity contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Sabre, Purchaser and the Information Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Sabre, Purchaser and the Information Agent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Travelocity to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Sabre, Purchaser or the Information Agent.

    GENERAL. Travelocity is a Delaware corporation with its principal corporate offices located at 15100 Trinity Boulevard, Fort Worth, Texas 76155 (telephone number (817) 785-8000). Travelocity has described its business as follows:

        Travelocity, through the Partnership, is engaged in consumer-direct travel distribution over the Internet. Through its online travel websites, which are accessible free of charge through the Internet and online services, leisure and business travelers can compare prices, make travel reservations and obtain destination information. Travelocity features booking and purchase capability for airlines, car rental and hotel companies, cruises and vacation packages, and offers access to a database of information regarding specific destinations and other information of interest to travelers. The Internet address for Travelocity's main website is www.travelocity.com. During 2001, members purchased approximately
    $3.1 billion in travel services from associates through the Travelocity.com website.

        In addition to Travelocity.com's main U.S. website, it operates multiple websites tailored to customers in the United Kingdom, Canada and Germany. Travelocity.com is the exclusive provider of travel booking services for various America Online, Inc. services, including AOL, AOL.com, Netscape, CompuServe and Digital City in the United States and Canada. Travelocity.com is also an exclusive provider of some of the travel booking services on websites operated by Yahoo!, Inc. in the United States and Canada. In 2001, Travelocity.com announced that following approval from the European Commission, Travelocity and Otto, a global leader in direct marketing and Europe's top direct marketing firm, consummated plans to launch Travelocity Europe, a new multi-channel travel company, making Travelocity Europe one of the leading European online agencies. Finally, Travelocity also launched Travelocity.ca en francais for its Canadian customers, providing the most comprehensive French and English language online planning and buying choices across air, car, hotel, rail and vacation travels.

    INTENT TO TENDER; RECOMMENDATION; TRAVELOCITY OPINION. As of the date hereof, (i) Purchaser and Sabre do not know whether or not any executive officer, director or affiliate of Travelocity intends to tender Shares in the Offer, (ii) none of Travelocity, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer (other than the Special Committee which has publicly announced its belief that the Offer price is inadequate) and (iii) Travelocity has not made public any appraisal, report or opinion on the fairness of this transaction.

    AVAILABLE INFORMATION. Travelocity is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Travelocity's directors and officers, their remuneration, stock options granted to them, the principal holders of Travelocity's securities, any material interests of such persons in transactions with Travelocity and other matters is required to be disclosed in proxy statements distributed to Travelocity's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

FINANCIAL INFORMATION.

                              TRAVELOCITY.COM INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth summary historical consolidated financial data for Travelocity as of and for the nine months ended September 30, 2001 and 2000 and as of and for each of the years ended December 31, 2000 and 1999.

    This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Travelocity's Annual Report on Form 10-K for the year ended December 31, 2000, as amended, and the unaudited consolidated interim financial information contained in Travelocity's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001, as amended, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by Travelocity with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase. See "--Available Information" on page 43.

                                                        NINE MONTHS ENDED       FOR THE YEARS ENDED
                                                          SEPTEMBER 30,            DECEMBER 31,
                                                    -------------------------   -------------------
                                                       2001          2000         2000       1999
                                                    -----------   -----------   --------   --------
                                                    (UNAUDITED)   (UNAUDITED)
                                                    (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS
                                                                      AND RATIOS)
Income Statement Data:
  Total revenues..................................    $233,655      $127,182    $192,670   $ 64,187
  Total operating costs and expenses..............     301,142       213,512     306,474     84,818
  Net income (loss)...............................     (60,601)      (34,770)    (46,902)   (20,631)
Balance Sheet Data:
  Current assets..................................    $168,345      $ 72,850    $109,506   $  3,454
  Non-current assets..............................     164,218       284,016     218,462      6,185
  Current liabilities.............................      41,757        20,973      17,653      8,773
  Non-current liabilities.........................      26,256        18,711       4,027     69,428
  Total stockholders' equity......................     264,550       317,182     306,288    (68,562)
  Cash dividends declared per common share........    $      0      $      0    $      0   $      0
Average shares of common stock outstanding........      19,653        22,463      21,647          0

    Travelocity historically has not reported a ratio of earnings to fixed charges.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data for Travelocity. Basic and diluted earnings per common share and book value per share is presented for the nine months ended September 30, 2001 and 2000 and for each of the years ended December 31, 2000 and 1999.

                                                        NINE MONTHS ENDED       FOR THE YEARS ENDED
                                                          SEPTEMBER 30,            DECEMBER 31,
                                                    -------------------------   -------------------
                                                       2001          2000         2000       1999
                                                    -----------   -----------   --------   --------
                                                    (UNAUDITED)   (UNAUDITED)
Basic and diluted net income (loss) per share.....    $  (3.08)     $  (1.55)   $  (2.17)  $      0
Book value per share..............................    $  13.46      $  14.12    $  14.15   $      0

    Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders' equity by the weighted average number of shares of common stock outstanding.

8.  CERTAIN INFORMATION CONCERNING SABRE AND PURCHASER

    GENERAL. Purchaser is a Delaware corporation that currently does not own any Shares. Purchaser is an indirect wholly owned subsidiary of Sabre. The principal executive offices of Purchaser are located at 3150 Sabre Drive, Southlake, Texas 76092 (telephone number (682) 605-1000).

    Sabre is a holding company incorporated under the laws of the State of Delaware and has its principal executive offices at 3150 Sabre Drive, Southlake, Texas 76092 (telephone number (682) 605-1000). Sabre beneficially owns 35,033,970 Shares on an as-converted basis, as shown in Schedule B to this Offer. As a holding company, Sabre engages in business activities only through its subsidiaries. Unless the context otherwise requires, references herein to Sabre agreeing to take or refrain from taking business actions refer to Sabre causing its operating subsidiaries to so act or refrain.

    Sabre is a leading provider of technology, distribution and marketing services for the travel industry and has approximately 5,500 employees in 45 countries. Sabre maintains an ownership interest of approximately 70 percent in Travelocity on an as-converted basis.

    Purchaser and Sabre have made no arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense. For discussion of appraisal rights, see Section 9, "The Offer--Merger; Appraisal Rights; Rule 13e-3."

    The name, citizenship, business address, business telephone number, current principal occupation (including the name, principle business and address of the organization in which such occupation is conducted), and material positions held during the past five years, of each of the directors and executive officers of Sabre and Purchaser are set forth in Schedule A to this Offer to Purchase.

    Except as set forth under "Special Factors" or on Schedule B hereto, neither Sabre nor Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of Sabre or Purchaser, has effectuated any transactions in Shares in the past
60 days. In addition, Schedule B hereto sets forth any acquisitions of Travelocity's securities by Purchaser and Sabre during the past two years.

    Except as set forth under "Special Factors" or Schedule B hereto, there have been no negotiations, transactions or material contacts during the past two years between Purchaser or Sabre, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and Travelocity or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of Travelocity's securities, an election of Travelocity's directors, or a sale or other transfer of a material amount of assets of Travelocity nor to the best knowledge of Sabre and Purchaser have there been any negotiations or material contacts between
(i) any affiliates of Travelocity
or (ii) Travelocity or any of its affiliates and any person not affiliated with Travelocity who would have a direct interest in such matters. Except as described under "Special Factors", neither Sabre nor Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since the date hereof had any transaction with Travelocity or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

    INTENT TO TENDER. As of the date hereof, Purchaser and Sabre do not know whether or not any of their executive officers or directors, any person controlling either of them or any executive officer or director of any corporation ultimately in charge of Purchaser or Sabre intends to tender Shares in the Offer.

    AVAILABLE INFORMATION. Additional information concerning Sabre is set forth in Sabre's Annual Report on Form 10-K for the year ended December 31, 2001, which may be obtained from the SEC in the manner set forth with respect to information concerning Travelocity in Section 7, "The Offer--Certain Information Concerning Travelocity."

    FORWARD-LOOKING DISCLAIMER. Statements Purchaser and Sabre may publish, including those in this Offer to Purchase, that are not strictly historical are "forward-looking" statements. Although Purchaser and Sabre believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be realized. Forward-looking statements involve known and unknown risks which may cause Purchaser's or Sabre's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from Purchaser's or Sabre's expectations include, without limitation, federal and state regulatory developments, technology developments and capital expenditures, competition within each business segment, cyclicality of the markets for the products of a major segment, litigation, the effects of acquisitions and divestitures, the ability of Sabre to effect all of its strategic initiatives as contemplated and other risks described from time to time in Sabre's SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form 8-K.

9.  MERGER; APPRAISAL RIGHTS; RULE 13E-3

    MERGER. If, pursuant to the Offer, Purchaser acquires Shares which, together with Shares beneficially owned by Purchaser and its affiliates on an as-converted basis, constitute at least 90% of the outstanding Shares, Sabre currently intends to transfer (and cause any such affiliates to transfer) the Shares owned by Sabre and any such affiliates to Purchaser to permit Purchaser to consummate a "short-form" merger pursuant to Section 253 of the DGCL.
Section 253 of the DGCL provides that if Purchaser owns at least 90% of the outstanding Shares and at least 90% of the Class A Common Stock of Travelocity (if any such Class A Common Stock is outstanding), Purchaser may merge Travelocity into itself by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of Purchaser's Board of Directors to so merge (including a statement of the terms and conditions of the merger and the consideration to be paid by Purchaser upon surrender of Shares not owned by Purchaser) and the date of its adoption. Under Section 253 of the DGCL, such a merger of Travelocity with Purchaser would not require the approval or any other action on the part of the Board of Directors, the Special Committee or the stockholders of Travelocity. Purchaser intends to effect the Merger without a meeting of holders of Shares. The Merger is currently expected to occur as soon as possible after completion of the Offer.

    If, after the Offer is completed but prior to consummation of the Merger, the aggregate beneficial ownership by Sabre and its subsidiaries, including Purchaser, of the outstanding Shares should fall below 90% on an as-converted basis due to the exercise of outstanding options to acquire Shares or for any other reason, Purchaser may decide to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer price.

    THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH SABRE OR PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

    APPRAISAL RIGHTS. Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each holder of Shares who has neither voted in favor of the Merger nor consented thereto in writing and who properly demands an appraisal of their shares under Section 262 of the DGCL will be entitled to, in lieu of receiving the Merger consideration, an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid from the date of the Merger. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

    Since holders of Shares do not have appraisal rights in connection with the Offer, no demand for appraisal under Section 262 should be made at this time. Not later than ten days following the effective date of the Merger, the surviving corporation in the Merger will notify the record holders of Shares as of the effective date of the Merger of the consummation of the Merger and of the availability of and procedure for demanding appraisal rights.

    If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the cash consideration offered in the Merger. A stockholder may withdraw his demand for appraisal by delivery to Purchaser of a written withdrawal of his demand for appraisal.

    The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached as Schedule C to this Offer to Purchase.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    RULE 13E-3. Because Sabre is an affiliate of Travelocity, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Travelocity and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. Purchaser and Sabre have provided such information in this Offer to Purchase.

10. SOURCE AND AMOUNT OF FUNDS

    Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned by Purchaser) pursuant to the Offer and to pay related fees and expenses will be approximately
$380 million. Sabre will assure that Purchaser will obtain these funds from cash on hand and working capital, including ordinary course intercompany borrowings from Sabre affiliates.

11. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of or pay for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if
(i) at the expiration of the Offering Period, the Minimum Condition has not been satisfied or (ii) if on or after February 19, 2002, and at or prior to the time of the expiration of the Offer or, any of the following events shall occur:

        (a) any preliminary or permanent judgment, order, decree, ruling, injunction, action, proceeding or application shall be pending or threatened before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, which would or might restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger to Sabre; or

        (b) any statute, including without limitation any state anti-takeover statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the Offer or the Merger, which would or might restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger to Sabre; or

        (c) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has or might have a materially adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of Travelocity or any of its subsidiaries; or

        (d) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war (whether or not declared), acts of terrorism, armed hostilities or other international or national calamity directly or indirectly involving the United States,
    (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

        (e) any tender or exchange offer with respect to some or all of the outstanding shares of common stock of Sabre or the outstanding Shares (other than the Offer), or a merger, acquisition or other business combination proposal for Sabre or Travelocity (other than the Offer and the Merger), shall have been proposed, announced or made by any person, entity or group; or

        (f) Travelocity and Purchaser or Sabre shall have reached an agreement or understanding that the Offer be terminated or amended or Sabre or Purchaser (or one of their respective affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire Travelocity by merger or similar business combination, or purchase of Shares or assets of Travelocity; or

        (g) there shall have occurred or be in existence any other event, circumstance or condition, which, in the reasonable judgment of Sabre, would prevent Sabre or Purchaser from effecting the Merger following the completion of the Offer;

which in the reasonable judgment of Purchaser and Sabre with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with the Merger.

    The foregoing conditions are for the sole benefit of Purchaser and Sabre and may be asserted by Purchaser or Sabre regardless of the circumstances (including any action or inaction by Purchaser or Sabre) giving rise to any such conditions or may be waived by Purchaser or Sabre in whole or in part at any time and from time to time in their reasonable discretion. The determination as to whether any condition has occurred shall be in the sole and reasonable judgment of Purchaser and Sabre and will be final and binding on all parties. The failure by Purchaser or Sabre at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the foregoing, Sabre and Purchaser shall not purchase Shares in the Offer if less than a majority of the outstanding Shares, excluding Shares beneficially owned by Sabre and its subsidiaries, are validly tendered and not withdrawn.

    A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

12. DIVIDENDS AND DISTRIBUTIONS

    If, on or after the date hereof, Travelocity should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of Section 11, "The Offer--Certain Conditions of the Offer," Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after the date hereof, Travelocity should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on Travelocity's stock transfer records, then, subject to the provisions of Section 11, "The Offer--Certain Conditions of the Offer,"
(i) the Offer price and other terms of the Offer may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price or deduct from the Offer price the amount or value thereof, as determined by Purchaser in its sole discretion.

13. CERTAIN LEGAL MATTERS

    GENERAL. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Travelocity, Purchaser and Sabre are not aware of any licenses or other regulatory permits which appear to be material to the business of Travelocity and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. However, Purchaser does not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Travelocity's or Purchaser's business or that certain parts of Travelocity's or Purchaser's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 11, "The Offer--Certain Conditions of the Offer."

    ANTITRUST COMPLIANCE. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. As explained more fully below, however, the Offer is not a reportable transaction under the HSR Act.

    Under HSR Act reporting regulations, Purchaser is deemed in "control" of Travelocity. In particular, these regulations provide that the term "controls" means holding 50 percent or more of the outstanding voting securities of an issuer. Therefore, because Purchaser holds approximately 70% of Travelocity's voting securities on an as-converted basis, Purchaser believes no HSR Act filing is required in connection with the Offer and the Merger.

    SECTION 203 OF THE DGCL. In general, Section 203 of the DGCL is an anti-takeover statute that prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) of a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with such corporation for three years following the date such person became an Interested Stockholder unless certain conditions, such as approval from the board of directors or owning at least 85% of the voting stock of the corporation prior to the Business Combination, are met. Section 203 does not apply to any stockholder which became an interested stockholder at a time when the corporation was not publicly held. Since Travelocity Holdings, Inc. owned all the outstanding stock of Travelocity prior to the Preview Merger in March 2000, Sabre and Purchaser believe that
Section 203's restrictions do not apply to this Offer or the proposed Merger.

    FEDERAL RESERVE BOARD REGULATIONS. Regulations T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock.

    STATE TAKEOVER LAWS. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In EDGAR V. MITE CORPORATION, the Supreme Court of the United States held in 1982 that the Illinois Business Takeover

Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In 1987, however, in CTS CORPORATION V. DYNAMICS CORPORATION OF AMERICA, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United State Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in GRAND METROPOLITAN PLC V. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    Travelocity conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Neither Sabre nor Purchaser has determined whether any of these state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Sabre nor Purchaser has recently attempted to comply with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See
Section 11, "The Offer--Certain Conditions of the Offer."

    STOCKHOLDER LITIGATION. Sabre, Travelocity, and the directors of Travelocity have been named as defendants in nine separate lawsuits brought by ten individual shareholders of Travelocity. These lawsuits were filed in the Delaware Court of Chancery in and for New Castle County on February 19, 2002. An additional lawsuit was filed in the District Court of Tarrant County, Texas on February 21, 2002 naming Travelocity and certain directors of Travelocity as defendants. Another lawsuit was filed in the District Court of Tarrant County, Texas on February 25, 2002 naming Sabre and certain directors of Travelocity as defendants. The complaints generally allege that:

    - the defendants breached their fiduciary duties as a result of the Offer;

    - the Offer is unfair to minority stockholders and the Offer price is inadequate;

    - the defendants are engaging in unfair self-dealing, not acting in good faith towards Travelocity's public stockholders; and

    - that the Offer is a product of the conflict of interest between Sabre and Travelocity's public stockholders.

    The lawsuits seek, among other things, to recover unspecified damages and costs and to enjoin or rescind the transactions contemplated by this Offer to Purchase. Sabre and Purchaser believe that these lawsuits are without merit and intend to defend against them vigorously.

14. CERTAIN EFFECTS OF THE OFFER

    PARTICIPATION IN FUTURE GROWTH. If you tender your Shares in the Offer, you will not have the opportunity to participate in the future earnings, profits and growth of Travelocity and will not have the right to vote on corporate matters relating to Travelocity. If the Offer and the Merger are completed, Sabre, as the ultimate parent company of Travelocity, will indirectly own a 100% interest in the net book value and net earnings of Travelocity and will benefit from any future increase in the value of Travelocity. Similarly, Sabre will bear the risk of any decrease in the value of Travelocity and you will not face the risk of a decline in the value of Travelocity. Upon the completion of the Merger, Sabre's beneficial interest in Travelocity's net book value and net loss would increase from approximately 70% (on a fully-diluted basis) to 100%.

    MARKET FOR SHARES. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    STOCK QUOTATION. The Shares are quoted on the Nasdaq National Market. According to published guidelines of the National Association of Securities Dealers, the Shares might no longer be eligible for quotation on the Nasdaq National Market if, among other things, either

    - the number of Shares publicly held is less than 750,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held Shares is less than $5,000,000, stockholder's equity is less than $10,000,000 and there are fewer than two registered and active market makers for the Shares; or

    - the number of Shares publicly held is less than 1,100,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held Shares is less than $15,000,000, there are fewer than four registered and active market makers, and either (i) Travelocity's market capitalization is less than $50,000,000 or (ii) the total assets and total revenue of Travelocity for the most recently completed fiscal year or two of the last three most recently completed fiscal years, is less than $50,000,000.

    Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to Travelocity's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as of the close of business on November 9, 2001, there were 16,921,738 Shares outstanding.

    If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers Automated Quotation System Inc. ("NASDAQ") or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    MARGIN REGULATIONS. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated by Travelocity upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Travelocity to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to
Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of Travelocity and persons holding "restricted securities" of Travelocity to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". Purchaser intends to seek to cause Travelocity to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

15. FEES AND EXPENSES

    Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Sabre has retained Goldman Sachs as financial advisors in connection with the Offer. Sabre has agreed to pay Goldman Sachs a transaction fee of $4 million, $1.125 million of which became payable upon delivery to Travelocity's Board of Directors of the Sabre proposal to acquire all of the Shares, with the balance of the transaction fee due upon closing of the Offer, as well as reimbursement for Goldman Sachs' reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under federal securities laws.

    Sabre has also retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

    Purchaser has retained The Bank of New York, to act as the Depositary in connection with the Offer. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

    In addition, Travelocity will incur its own fees and expenses in connection with the Offer.

    The following is an estimate of the fees and expenses to be incurred by Purchaser and Sabre:

Filing Fees.................................................  $   37,101
Financial Advisor's Fees and Expenses.......................   4,000,000
Accounting Fees and Expenses................................      50,000
Depositary Fees.............................................      15,000
Information Agent Fees......................................      15,000
Legal, Printing and Miscellaneous Fees and Expenses.........   1,250,000
                                                              ----------
  Total.....................................................  $5,367,101
                                                              ==========

16. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    Neither Purchaser nor Sabre is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

    Purchaser and Sabre have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC's Statement on Schedule 13E-3 relating to "going private" transactions. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 7, "The Offer--Certain Information Concerning Travelocity."

    No person has been authorized to give any information or make any representation on behalf of Purchaser or Sabre not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          TRAVELOCITY HOLDINGS SUB INC.

                                          SABRE HOLDINGS CORPORATION

March 5, 2002

                                                                      SCHEDULE A

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF SABRE AND PURCHASER

    The following persons are the executive officers and/or directors of Sabre and Purchaser as of the date of this Offer to Purchase. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of Sabre and Purchaser. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at 3150 Sabre Drive, Southlake, Texas 76092.

                           SABRE HOLDINGS CORPORATION

                               EXECUTIVE OFFICERS

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                     EMPLOYMENT AND FIVE-YEAR
NAME                                        OFFICE(S)                   EMPLOYMENT HISTORY
----                             -------------------------------  -------------------------------
William J. Hannigan ...........  Chairman of the Board and Chief  Mr. Hannigan is Chairman of the
                                 Executive Officer.               Board of Directors and Chief
                                                                  Executive Officer of Sabre
                                                                  Holdings Corporation. He has
                                                                  served as a director and as
                                                                  Chief Executive Officer since
                                                                  December 1999 and as Chairman
                                                                  of the Board of Directors since
                                                                  March 2000. He served as
                                                                  President of SBC Global Markets
                                                                  in 1999; President of Business
                                                                  Communication Services for
                                                                  Southwestern Bell/SBC from 1998
                                                                  to 1999; Chair of SBC DataComm
                                                                  Strategy Task Force and
                                                                  Regional President of Central &
                                                                  West Texas for Southwestern
                                                                  Bell from 1997 to 1998; and
                                                                  Vice President of Business and
                                                                  Government Markets of Pacific
                                                                  Bell from 1996 to 1997. Mr.
                                                                  Hannigan has also served as
                                                                  director of Travelocity since
                                                                  March 2000.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                     EMPLOYMENT AND FIVE-YEAR
NAME                                        OFFICE(S)                   EMPLOYMENT HISTORY
----                             -------------------------------  -------------------------------
Jeffery M. Jackson ............  Executive Vice President, Chief  Mr. Jackson is Executive Vice
                                 Financial Officer and            President, Chief Financial
                                 Treasurer.                       Officer and Treasurer of Sabre
                                                                  Holdings Corporation and has
                                                                  served in this capacity since
                                                                  May 1999. He served as Senior
                                                                  Vice President, Chief Financial
                                                                  Officer and Treasurer of Sabre
                                                                  Holdings Corporation from
                                                                  August 1998 to May 1999; Vice
                                                                  President and Controller for
                                                                  American Airlines from January
                                                                  1998 to August 1998; and Vice
                                                                  President--Corporate
                                                                  Development and Treasurer for
                                                                  American Airlines from March
                                                                  1995 to January 1998. He has
                                                                  also served as a director of
                                                                  Travelocity since March 2000.

David A. Schwarte .............  Executive Vice President and     Mr. Schwarte is Executive Vice
                                 General Counsel.                 President and General Counsel
                                                                  of Sabre Holdings Corporation
                                                                  and has served in this capacity
                                                                  since March 2000. He served as
                                                                  Director of the law firm of
                                                                  Kelly, Hart & Hallman from July
                                                                  1998 to March 2000 and Managing
                                                                  Director of International
                                                                  Affairs of American Airlines
                                                                  from December 1996 to July
                                                                  1998.

Eric J. Speck .................  Executive Vice President.        Mr. Speck is Executive Vice
                                                                  President of Sabre Holdings
                                                                  Corporation and has served in
                                                                  this capacity since May 1999.
                                                                  He has also served as President
                                                                  and Executive Vice President--
                                                                  Marketing & Distribution of
                                                                  Sabre Inc. since July 2000;
                                                                  Senior Vice President of SABRE
                                                                  Travel Information Network from
                                                                  March 1997 to May 1999; and
                                                                  Vice President of Sabre Travel
                                                                  Information Network's European
                                                                  Unit from August 1995 to March
                                                                  1997.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                     EMPLOYMENT AND FIVE-YEAR
NAME                                        OFFICE(S)                   EMPLOYMENT HISTORY
----                             -------------------------------  -------------------------------
James F. Brashear .............  Corporate Secretary.             Mr. Brashear is Corporate
                                                                  Secretary of Sabre Holdings
                                                                  Corporation and has served in
                                                                  this capacity since March 2000.
                                                                  He has also served as Senior
                                                                  Vice President, Deputy General
                                                                  Counsel and Corporate Secretary
                                                                  of Sabre Inc. since March 2000
                                                                  and Senior Vice President,
                                                                  Associate General Counsel of
                                                                  Sabre Inc. from October 1996 to
                                                                  March 2000.

                           SABRE HOLDINGS CORPORATION

                                   DIRECTORS

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                     EMPLOYMENT AND FIVE-YEAR
NAME                                        OFFICE(S)                   EMPLOYMENT HISTORY
----                             -------------------------------  -------------------------------
William J. Hannigan ...........  Chairman of the Board and        Mr. Hannigan has been a
                                 Chairman of the Executive        director of Sabre Holdings
                                 Committee.                       Corporation since December
                                                                  1999. Please refer to "Sabre
                                                                  Holdings Corporation--
                                                                  Executive Officers" for
                                                                  additional information
                                                                  regarding Mr. Hannigan's
                                                                  employment history.

Royce S. Caldwell .............  Member of the Audit Committee    Mr. Caldwell is a retired Vice
No Business Address              and Compensation/Nominating      Chairman of SBC Communications
                                 Committee.                       Inc. He served as President and
                                                                  Chief Executive Officer of
                                                                  Southwestern Bell Corporation
                                                                  from 1995 to 1996; President
                                                                  and Chief Executive Officer of
                                                                  SBC Operations from 1997 to
                                                                  1998; and Vice Chairman of SBC
                                                                  Corporation from 1998 to 2001.
                                                                  Mr. Caldwell has been a
                                                                  director of Sabre Holdings
                                                                  Corporation since May 2001. He
                                                                  has also been a director of
                                                                  Cullen/ Frost Bankers since May
                                                                  1995 and American Movil, S.A.
                                                                  De C.V. in Mexico City since
                                                                  January 2001 and serves as an
                                                                  unpaid director of Abilene
                                                                  Christian University.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                     EMPLOYMENT AND FIVE-YEAR
NAME                                        OFFICE(S)                   EMPLOYMENT HISTORY
----                             -------------------------------  -------------------------------
Paul C. Ely, Jr. ..............  Member of the Audit Committee,   Mr. Ely is President of Santa
President                        Compensation/Nominating          Cruz Yachts and has served in
Santa Cruz Yachts                Committee, and Executive         this capacity since 1995. He
3 Alexis Court                   Committee.                       served as General Partner of
Menlo Park, CA 94025                                              Alpha Partners from 1989 to
                                                                  1997. Mr. Ely has been a
                                                                  director of Sabre Holdings
                                                                  Corporation since January 1997.
                                                                  He has also served as a
                                                                  director of Parker Hannifin
                                                                  Corporation since December
                                                                  1984, Tektronix, Inc. since
                                                                  December 1992 and Travelocity
                                                                  since March 2000.

Glenn W. Marschel, Jr. ........  Member of the Audit Committee,   Mr. Marschel is President and
President and Chief Executive    Compensation/Nominating          Chief Executive Officer of
Officer                          Committee, and Executive         NetNumber.com, Inc. and has
NetNumber.com, Inc.              Committee.                       served in this capacity since
650 Suffolk Street, Ste. 307                                      July 2000. He served as Chief
Lowell, MA 01854                                                  Executive Officer, President
                                                                  and Co-Chairman of the Board of
                                                                  Faroudja, Inc. from October
                                                                  1998 to June 2000 and President
                                                                  and Chief Executive Officer of
                                                                  PageNet, Inc. from December
                                                                  1995 to August 1997. He has
                                                                  been a director of Sabre
                                                                  Holdings Corporation since
                                                                  November 1996. Mr. Marschel
                                                                  also served as Chairman of the
                                                                  Board of Additech, Inc. since
                                                                  October 1997 and director of
                                                                  Sage, Inc. since June 2000,
                                                                  Covio, Inc. since April 2000,
                                                                  and Travelocity since March
                                                                  2000. He also served as
                                                                  director of PageNet, Inc. from
                                                                  December 1995 to August 1997.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                     EMPLOYMENT AND FIVE-YEAR
NAME                                        OFFICE(S)                   EMPLOYMENT HISTORY
----                             -------------------------------  -------------------------------
David W. Dorman ...............  Member of the Audit Committee    Mr. Dorman is President of AT&T
President                        and Compensation/Nominating      Corporation and has served in
AT&T Corporation                 Committee.                       this capacity since December
295 North Maple Ave., Rm 4342L1                                   2000. He served as Chief
Basking Ridge, NJ 07920                                           Executive Officer of Concert, a
                                                                  global venture created by AT&T
                                                                  and British Telecom, from March
                                                                  1999 to November 2000;
                                                                  Chairman, President and Chief
                                                                  Executive Officer of PointCast
                                                                  from November 1997 to March
                                                                  1999; and Chairman, President
                                                                  and Chief Executive Officer of
                                                                  Pacific Bell from July 1994 to
                                                                  November 1997. He has been a
                                                                  director of Sabre Holdings
                                                                  Corporation since October 2000.
                                                                  Mr. Dorman has also served as a
                                                                  director of AT&T Corporation
                                                                  since February 2002, Science
                                                                  Application International
                                                                  Corporation since 1998 and
                                                                  Scientific-Atlantic, Inc. since
                                                                  1998. He served as director of
                                                                  3Com Corporation from 1995 to
                                                                  January 2000; Pacific Bell
                                                                  Corp. from 1995 to 1998; and
                                                                  Etek Dynamics from 1998 to
                                                                  2000.

Bob L. Martin .................  Chairman of the Compensation/    Mr. Martin has been an
No Business Address              Nominating Committee and Member  Independent Business Executive
                                 of the Audit Committee and       since June 1999. He was
                                 Executive Committee.             President and Chief Executive
                                                                  Officer of Wal-Mart
                                                                  International, Inc. from
                                                                  September 1992 to June 1999.
                                                                  Mr. Martin has been a director
                                                                  of Sabre Holdings Corporation
                                                                  since January 1997. He has
                                                                  served as a director of
                                                                  Edgewater Technology, Inc.
                                                                  since September 1999.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                     EMPLOYMENT AND FIVE-YEAR
NAME                                        OFFICE(S)                   EMPLOYMENT HISTORY
----                             -------------------------------  -------------------------------
Pamela B. Strobel .............  Member of the Audit Committee    Ms. Strobel has been President
President and Chief Executive    and Compensation/Nominating      and Chief Executive Officer of
Officer                          Committee.                       Exelon Energy Delivery since
Exelon Energy Delivery                                            2001; Executive Vice President
10 South Dearborn Street,                                         of Exelon Corporation since
37th Floor                                                        October 2000; and Vice Chair of
Chicago IL 60690-3005                                             ComEd since October 2000. She
                                                                  also served as President of
                                                                  Exelon Energy Delivery from
                                                                  October 2000 to 2001; Executive
                                                                  Vice President of ComEd from
                                                                  December 1998 to October 2000;
                                                                  and Senior Vice President and
                                                                  General Counsel of ComEd from
                                                                  June 1993 to October 1997.
                                                                  Ms. Strobel has been a director
                                                                  of Sabre Holdings Corporation
                                                                  since October 2000. Ms. Strobel
                                                                  has served as a director of IMC
                                                                  Global since June 1999. She was
                                                                  also a director of BadgeMeter
                                                                  from 1998 to 2001.

Mary Alice Taylor .............  Member of the Audit Committee    Ms. Taylor has been an
No Business Address              and Compensation/Nominating      Independent Business Consultant
                                 Committee.                       since 2000. She served as
                                                                  Chairman and Chief Executive
                                                                  Officer of HomeGrocer.com, Inc.
                                                                  from 1999 to 2000; Corporate
                                                                  Executive Vice President of
                                                                  Global Operations and
                                                                  Technology of Citibank N.A.
                                                                  from 1997 to 1999; and Senior
                                                                  Vice President of The Americas
                                                                  and the Caribbean, FDX
                                                                  Corporation from 1980 to 1996.
                                                                  Ms. Taylor has been a director
                                                                  of Sabre Holdings Corporation
                                                                  since May 2000. She also served
                                                                  as a director of WebVan.com
                                                                  Inc. from October 2000 to
                                                                  November 2001 and
                                                                  HomeGrocer.com, Inc. from
                                                                  September 1999 to September
                                                                  2000.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                     EMPLOYMENT AND FIVE-YEAR
NAME                                        OFFICE(S)                   EMPLOYMENT HISTORY
----                             -------------------------------  -------------------------------
Richard L. Thomas .............  Chairman of the Audit Committee  Mr. Thomas served as Chairman
First Chicago NBD Corporation    and a member of the              of First Chicago NBD
1 Bank One Plaza,                Compensation/Nominating          Corporation from 1992 to 1996.
Mail Code IL1-0158               Committee.                       Mr. Thomas has been a director
Chicago IL 60670-0518                                             of Sabre Holdings Corporation
                                                                  since November 1996. He has
                                                                  also served as a director of
                                                                  IMC Global, Inc. since 1996,
                                                                  PMI Group, Inc. since 1996,
                                                                  Sara Lee Corporation since 1976
                                                                  and Exelon Corporation f/k/a
                                                                  Unicom Corporation since 1998.

                         TRAVELOCITY HOLDINGS SUB INC.

                             DIRECTORS AND OFFICERS

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                     EMPLOYMENT AND FIVE-YEAR
NAME                                        OFFICE(S)                   EMPLOYMENT HISTORY
----                             -------------------------------  -------------------------------
William J. Hannigan ...........  Director, President and Chief    Mr. Hannigan is a Director and
                                 Executive Officer.               President and Chief Executive
                                                                  Officer of Travelocity Holdings
                                                                  Sub Inc. He has been a director
                                                                  of Travelocity Holdings Sub
                                                                  Inc. since March 2002. Please
                                                                  refer to "Sabre Holdings
                                                                  Corporation--Executive
                                                                  Officers" for additional
                                                                  information regarding Mr.
                                                                  Hannigan's employment history.

Jeffery M. Jackson ............  Director, Executive Vice         Mr. Jackson is a Director and
                                 President and Chief Financial    Executive Vice President and
                                 Officer.                         Chief Financial Officer of
                                                                  Travelocity Holdings Sub Inc.
                                                                  He has been a director of
                                                                  Travelocity Holdings Sub Inc.
                                                                  since March 2002. Please refer
                                                                  to "Sabre Holdings
                                                                  Corporation--Executive
                                                                  Officers" for additional
                                                                  information regarding Mr.
                                                                  Jackson's employment history.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                     EMPLOYMENT AND FIVE-YEAR
NAME                                        OFFICE(S)                   EMPLOYMENT HISTORY
----                             -------------------------------  -------------------------------
Michael S. Gilliland ..........  Director and Executive Vice      Mr. Gilliland is a Director and
                                 President.                       Executive Vice President of
                                                                  Travelocity Holdings Sub Inc.
                                                                  He is also Executive Vice
                                                                  President and Chief Marketing
                                                                  Officer of Sabre Inc. and has
                                                                  served in this capacity since
                                                                  March 2001. He also served as
                                                                  Senior Vice President and Chief
                                                                  Marketing Officer of Sabre Inc.
                                                                  from June 2000 to March 2001;
                                                                  Senior Vice President Product
                                                                  Marketing for Sabre Inc. from
                                                                  May 1999 to June 2000 and
                                                                  Senior Vice President and
                                                                  General Manager, Sabre Business
                                                                  Travel Solutions for Sabre Inc.
                                                                  from January 1996 to May 1999.
                                                                  Mr. Gilliland has been a
                                                                  director of Travelocity
                                                                  Holdings Sub Inc. since March
                                                                  2002.

James E. Murphy ...............  Treasurer.                       Mr. Murphy is Treasurer of
                                                                  Travelocity Holdings Sub Inc.
                                                                  He is also Senior Vice
                                                                  President, Corporate
                                                                  Development and Treasurer of
                                                                  Sabre Inc. and has served in
                                                                  this capacity since June 1997.
                                                                  Mr. Murphy also served as
                                                                  Senior Vice President, North
                                                                  American Sales and Service of
                                                                  Sabre Inc. from October 1994 to
                                                                  June 1997. He has been a
                                                                  director of Travelocity
                                                                  Holdings Sub Inc. since March
                                                                  2002.

James F. Brashear .............  Corporate Secretary.             Mr. Brashear is Corporate
                                                                  Secretary of Travelocity
                                                                  Holdings Sub Inc. He has been a
                                                                  director of Travelocity
                                                                  Holdings Sub Inc. since March
                                                                  2002. Please refer to "Sabre
                                                                  Holdings Corporation--
                                                                  Executive Officers" for
                                                                  additional information
                                                                  regarding Mr. Brashear's prior
                                                                  employment history.

                                                                      SCHEDULE B

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth the current ownership of Shares by Purchaser and Sabre (including their respective directors and executive officers).

                                                        AMOUNT AND NATURE OF   PERCENTAGE OF
FILING PERSON(S)                                          BENEFICIAL OWNER       STOCK(1)
----------------                                        --------------------   -------------
Sabre Holdings Corporation............................       35,033,970              70%
Sabre Inc.............................................       35,033,970(2)           70%
Travelocity Holdings, Inc.............................       35,033,970(2)           70%
Paul C. Ely...........................................           31,000(3)        *
Glenn W. Marschel, Jr.................................           30,500(3)        *
Pamela B. Strobel.....................................            1,000(3)        *

------------------------

*   Less than 1%

(1) Based upon the latest information received from Travelocity that, as of January 31, 2002, there were 33,000,000 shares of Class A common stock outstanding and 17,051,811 shares of common stock outstanding. Accordingly, upon Purchaser's conversion of the Class A common stock and exchange of the Units, 50,051,811 Shares will be outstanding.

(2) Share ownership is based on Sabre's 100% ownership of Travelocity Holdings Inc. and Sabre Inc.

(3) Represents all of the Shares and stock options owned, including Shares owned directly and beneficially, and vested and unvested stock options regardless of vesting period.

    TRANSACTIONS IN SHARES DURING THE PAST SIXTY DAYS. On January 30, 2002, Richard L. Thomas, a director of Sabre, sold the following Shares: (i) 500 shares held by the Richard L. Thomas Jr. Irrevocable Trust Dated 4/9/90 at $26.22 per Share, (ii) 500 Shares held by the David P. Thomas Irrevocable Trust Dated 4/9/90 at prices ranging from $26.05 to $26.16 per Share, (iii) 500 Shares held by the Laura S. Bergman Irrevocable Trust Dated 4/9/90 at prices ranging from $26.06 to $26.07 per share, (iv) 500 Shares held by the Thomas Arthur Bergman Trust U/A/D 12/21/92 at $26.06 per Share, (v) 500 Shares held by the Alexandra Elizabeth Bergman Trust U/A/D 6/25/94 at $26.23 per share, (vi) 2,000 Shares held by the Thomas Family Ltd. Partnership at prices ranging from $26.15 to $26.22 per Share, (vii) 2,800 Shares held by Helen G. Thomas at $25.80 per Share and (viii) 3,600 Shares held by Richard L. Thomas at $25.80 per Share. The transactions described in item (i) through (vi) were effectuated through Banc One Securities Corporation, whereas the transactions described in items (vii) and (viii) were effectuated through Bank One Advisory Accounts at Bank One Trust Company.

    Except as disclosed above, Sabre has no knowledge of Share transactions effectuated in the past sixty days by Sabre or Purchaser, any of their executive officers or directors, any of Sabre's subsidiaries, or Travelocity or any pension, profit sharing or similar plan of Travelocity or its affiliates.

    PRIOR SHARE PURCHASES BY SABRE AND THE PURCHASER. In the past two years, Sabre and Purchaser have not acquired any securities of Travelocity, except for
(i) the Shares acquired by Sabre in its initial investment in Travelocity and
(ii) certain Shares acquired by Sabre, through Travelocity Holdings, Inc., in the first quarter of 2001. Between January and March 2001, Travelocity
Holdings, Inc. purchased a total of 857,500 Shares at a price range of $14.00 to $29.00 per Share and at an average price of $20.88 per Share.

                                                                      SCHEDULE C

                EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE
                  STATE OF DELAWARE RELATING TO THE RIGHTS OF
                DISSENTING STOCKHOLDERS PURSUANT TO SECTION 262

    262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the Shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the Shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the Shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the Shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the Shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the Shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the Shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
    (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the Shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the Shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the Shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the Shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of Travelocity or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                              The Bank of New York

          BY MAIL:                BY OVERNIGHT DELIVERY:                BY HAND:
    The Bank of New York           The Bank of New York           The Bank of New York
   Tender & Exchange Dept.        Tender & Exchange Dept.        Tender & Exchange Dept.
       P.O. Box 11248                    5th Floor                      3rd Floor
    Church Street Station           385 Rifle Camp Road              One Wall Street
   New York, NY 10286-1248        West Paterson, NJ 07424          New York, NY 10286

                       FOR NOTICE OF GUARANTEED DELIVERY
                           BY FACSIMILE TRANSMISSION:

                                 (973) 247-4077

                    TO CONFIRM FACSIMILE TRANSMISSION ONLY:

                                 (973) 247-4075

                           FOR TELEPHONE ASSISTANCE:

                                1 (800) 507-9357

    Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
                        BANKS AND BROKERS CALL COLLECT:
                                 (212) 269-5550
                           ALL OTHERS CALL TOLL-FREE:
                                 (888) 414-5566